Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

PENSARE ACQUISITION CORP.,

TANGO MERGER SUB CORP.,

and

U.S. TelePacific Holdings Corp.

Dated as of January 31, 2019

i

ARTICLE X

GENERAL PROVISIONS

Section 10.01	Non-Survival of Representations, Warranties and Agreements	81
Section 10.02	Notices	82
Section 10.03	Severability	83
Section 10.04	Entire Agreement; Assignment	83
Section 10.05	Parties in Interest	83
Section 10.06	Governing Law	84
Section 10.07	Waiver of Jury Trial	84
Section 10.08	Headings	84
Section 10.09	Counterparts	84
Section 10.10	Legal Representation	85
Section 10.11	No Presumption Against the Drafting Party	85
Section 10.12	Specific Performance	86

EXHIBIT A-1	Second Amended and Restated Certificate of Incorporation of Pensare
EXHIBIT A-2	Second Amended and Restated By-laws of Pensare
EXHIBIT A-3	Amendment to Stock Escrow Agreement
EXHIBIT B	Third Party Consents
EXHIBIT C	Registration Rights and Lock-Up Agreement
EXHIBIT D	Investor Rights Agreement
EXHIBIT E	Clarity Investors
EXHIBIT F	Investcorp Investors

BUSINESS COMBINATION AGREEMENT, dated as of January 31, 2019 (this “Agreement”), by and among Pensare Acquisition Corp., a Delaware corporation (“Pensare”), Tango Merger Sub Corp., a Delaware corporation (“Merger Sub”), and U.S. TelePacific Holdings Corp., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Pensare;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Pensare and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Pensare;

WHEREAS, Pensare may enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase PIPE Securities (as defined herein) in a private placement or placements to be consummated immediately prior to the consummation of the transactions contemplated hereby (collectively, the “Private Placement”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is advisable and in the best interests of the Company Stockholders and has approved and adopted this Agreement and approved the Transactions, including the Merger, and (b) has recommended the approval and adoption of this Agreement and the Merger by the Company Stockholders;

WHEREAS, the Board of Directors of Pensare (the “Pensare Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration to the holders of Company Stock pursuant to this Agreement and the other transactions contemplated by this Agreement and (b) has recommended the approval and adoption of this Agreement and the Merger (the “Pensare Recommendation”) by the holders of capital stock of Pensare (the “Pensare Stockholders”);

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is advisable and in the best interests of Merger Sub and its stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other applicable transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, immediately prior to the Closing, Pensare shall: (a) subject to obtaining the approval of the Pensare Stockholders, adopt the Second Amended and Restated Certificate of Incorporation of Pensare (the “Second Amended and Restated Certificate of Incorporation of Pensare”) in the form attached hereto as Exhibit A-1; (b) amend and restate the existing bylaws of Pensare (the “Second Amended and Restated By-laws of Pensare”) in the form attached hereto as Exhibit A-2; and (c) amend the Stock Escrow Agreement of Pensare (the “Amendment to Stock Escrow Agreement”) substantially in the form attached hereto as Exhibit A-3;

WHEREAS, Pensare and the Company Key Stockholders shall enter into, and the Company Stockholders receiving Stock Consideration (as defined herein), the MRP Participants and other persons who are entitled to receive Pensare Securities (as defined herein) hereunder, shall be given the opportunity to enter into, a Registration Rights Agreement and Lock-Up Agreement (the “Registration Rights Agreement and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, as an inducement for certain of the Company Key Stockholders’ and the Company’s willingness to enter into this Agreement and the Transactions, Pensare and IVC will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, as an inducement for the Company Stockholders’ and the Company’s willingness to enter into this Agreement and the Transactions, the Pensare Key Stockholders, concurrently with the execution and delivery of this Agreement, have entered into stockholder support agreements, dated as of the date hereof (the “Pensare Stockholder Support Agreement”), providing that, among other things, such Pensare Key Stockholders will (i) vote their shares of Pensare’s common stock, par value $0.001 per share (“Pensare Common Stock”) in favor of this Agreement, the Merger and the other applicable Transactions and (ii) waive their right to redeem such shares prior to the consummation of the Transactions; and

WHEREAS, as an inducement for Pensare’s willingness to enter into this Agreement, the Company Key Stockholders, concurrently with the execution and delivery of this Agreement, have entered into a stockholder support agreement, dated as of the date hereof (the “Company Stockholder Support Agreement”), providing that, among other things, such Company Key Stockholders will vote their shares of the Company Common Stock and Company Preferred Stock, in favor of this Agreement, the Merger and the other applicable Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Pensare, Merger Sub and the Company hereby agree as follows:

Article I

DEFINITIONS

Section 1.01           Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is in a form reasonably acceptable to the Company and Pensare, it being understood that such an agreement in substantially the form of the Confidentiality agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements) shall be considered a form acceptable to the Company and Pensare.

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Pensare, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 25% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Company Stockholder Support Agreement, Pensare Stockholder Support Agreement, the Registration Rights Agreement and Lock-Up Agreement, the Investor Rights Agreement, each Letter of Transmittal, the Pensare Closing Cash Certificate, the Exchange Agent Agreement, and all other agreements, certificates and instruments executed and delivered by Pensare, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that any day of a federal government shutdown does not constitute a Business Day in connection with any filing with the FCC.

“Business Systems” means all Software (including Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company and/or any of the Company Subsidiaries in the conduct of the business of the Company or any Company Subsidiaries.

“Cash Consideration Amount” means an amount equal to $248,000,000 less the amount, if any, by which the Actual Net Debt Amount exceeds $622,000,000.

“Certificate of Incorporation of the Company” means the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect from time to time.

“Clarity” means Clarity Partners, L.P.

“Clarity Investors” means those stockholders of the Company listed on Exhibit E hereto.

“Communications Laws” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, state statutes governing entities holding Communications Licenses, and any similar rule or regulation of the FCC or State Public Utility Commission.

“Company Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company Credit Agreement” means that certain Credit Agreement dated as of May 2, 2017, as amended or otherwise modified, among TelePacific Opco, as borrower, the Company and the Company Subsidiaries party thereto, as guarantors, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as collateral agent and administrative agent.

“Company Key Stockholders” means the Investcorp Investors and the Clarity Investors.

“Company-Licensed Intellectual Property Rights” means all Company Intellectual Property Rights that are not Company-Owned Intellectual Property Rights.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change or proposed change in any Law or GAAP; (b) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets; (d) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (e) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (f) any change resulting from the announcement or pendency of the Transactions or attributable to the fact that Pensare or any of its Affiliates are the prospective owners of the Company or to Pensare’s future plans for the business of the Company and the Company Subsidiaries, taken as a whole; (g) any actions taken pursuant to or in accordance with this Agreement or any Ancillary Agreement at the request of Pensare; or (h) any failure by the Company, in and of itself, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that any change, event or circumstance causing such failure may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), except in the cases of clauses (a) through (e), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate.

“Company Option” means options to purchase shares of Company Common Stock.

“Company-Owned Intellectual Property Rights” means all Company Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means, collectively, Series A Shares, Series B Shares, Series B-1 Shares, Series C Shares and Series D Shares.

“Company Sponsor” means IVC, any investment partnership or investment vehicle formed and controlled by IVC, Clarity, the general partner of Clarity, any investment partnership or investment vehicle formed and controlled by Clarity, or any of their respective general partners, employees, directors, members or officers.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Awards” means, collectively, the Company Options and the Company Warrants.

“Company Stock Option Plans” means collectively, the U.S. TelePacific Holdings Corp. 2014 Awards Plan and the U.S. TelePacific Holdings Corp. 2003 Equity Incentive Plan, in each case as such may have been amended, supplemented or modified from time to time.

“Company Stockholder” means the holder of any shares of Company Stock.

“Company Stockholders’ Agreement” means the Third Amended and Restated Shareholders’ Agreement, dated as of June 23, 2009, by and among the Company and certain shareholders of the Company.

“Company Transaction Expenses ” means, to the extent unpaid immediately prior to the Effective Time, (i) all fees and expenses of counsel and accountants of the Company incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transactions, (ii) all fees and expenses payable by the Company to the Company Sponsors and (iii) any discretionary transaction bonuses determined to be paid by the Company to its officers or employees.

“Company Warrants” means warrants to purchase shares of Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or the Company Subsidiaries or Pensare or its Subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Deleveraging Amount” means an amount of cash to be used on the Closing Date to reduce Net Debt by an amount to be determined in accordance with Section 3.05(c), but in any event by not less than $95,000,000.

“Direct Wire Recipients” means those Company Stockholders listed on Section 1.01(a) of the Company Disclosure Letter that deliver to Pensare a duly executed Letter of Transmittal, along with their Certificates, no later than three (3) Business Days prior to the Closing.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“FCC” means the Federal Communications Commission.

“Founder” means each holder of Pensare Common Stock issued prior to the initial public offering of Pensare.

“Hazardous Substances” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration thereof, (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and related protocols, processes, methods and techniques, and technical data and data collections, including rights to use any Personal Information, customer and supplier lists (including prospects), and other Business Data, (e) Internet domain names, and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Investcorp Investors” means those stockholders of the Company listed on Exhibit F hereto.

“IVC” means Investcorp International, Inc.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the persons listed on Section 1.01(b) of the Company Disclosure Letter after reasonable investigation, and in the case of Pensare, the actual knowledge of Dr. Robert Willis, Darrell J. Mays, John Foley and David Panton after reasonable investigation.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Management Retention Plan” means the 2002 Management Retention Plan of the Company, as adopted on June 12, 2002 and amended and restated effective as of August 2, 2007.

“Merger Consideration” means, collectively, the Cash Consideration Amount and the Share Consideration Amount.

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

“MRP Cash Consideration Amount” means an amount equal to the MRP Pool Amount multiplied by a fraction, the numerator of which is the Cash Consideration Amount and the denominator of which is the Cash Consideration Amount plus the Share Consideration Amount.

“MRP Participants” means those persons eligible to receive payments at Closing under the Management Retention Plan.

“MRP Pool Amount” means the aggregate amount of the payout to be made at or promptly after Closing to the MRP Participants under the Management Retention Plan, to be comprised of the MRP Cash Consideration Amount and the MRP Share Consideration Amount.

“MRP Share Consideration Amount” means an amount equal to the MRP Pool Amount multiplied by a fraction, the numerator of which is the Share Consideration Amount and the denominator of which is the Cash Consideration Amount plus the Share Consideration Amount.

“Net Debt” means, without duplication, (i) (a) the aggregate consolidated amount of indebtedness for borrowed money of the Company and the Company Subsidiaries (including the current portion of any such indebtedness, book overdrafts and including capital lease obligations), but excluding receivable sales or factoring facility or other supplier financing programs approved by Pensare pursuant to Section 6.01(b) of the Agreement (provided that any amount of such receivable sales or factoring facility or other supplier financing programs that is in excess of $25 million shall not be excluded from the calculations specified in this subsection (i)(a)) plus (b) the aggregate consolidated amount of accrued but unpaid interest for borrowed money and prepayment penalties then due and payable on the date Net Debt is being determined, minus (ii) the aggregate consolidated amount of cash and cash equivalents, including marketable securities, short-term investments, demand deposits, cash security deposits and other cash collateral posted with vendors, on hand or in accounts (net of outstanding checks) (not including prepaid deposits or other similar restricted cash), in each case calculated as of the close of business on the day immediately preceding the Closing Date (and, for the sake of clarity, without giving effect to the Transactions to be effected on the Closing Date).

“Open Source Software” means any Software that is licensed pursuant to:  (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any reciprocal license, in each case whether or not source code is available or included in such license.

“Payment Spreadsheet” means a spreadsheet that will be delivered by the Company to Pensare at least three (3) Business Days prior to the Closing, which spreadsheet shall set forth (i) the allocation of Merger Consideration among each of the holders of Company Stock in accordance with the Certificate of Incorporation of the Company, (ii) the payments, in cash and stock, to be made to the MRP Participants and (iii) the aggregate amount of Company Transaction Expenses and the payments to be made by Pensare at Closing, on behalf of the Company, to the recipients of such Company Transaction Expenses.

“Pensare Certificate of Incorporation” means the Pensare Certificate of Incorporation, as amended and restated from time to time.

“Pensare Key Stockholders” means Mastec, Inc. and Pensare Sponsor.

“Pensare Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Pensare and its subsidiaries taken as a whole; provided, however, that the following shall not be taken into account in the determination of whether a Pensare Material Adverse Effect has occurred: any change or effect resulting from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any natural disaster, hostilities, war or military or terrorist attack), but only to the extent that such change does not have a disproportionately adverse effect on Pensare or its subsidiaries, taken as a whole, as compared to other businesses in the same industry; or (b) would prevent, materially delay or materially impede the performance by Pensare or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions.

“Pensare Organizational Documents” means the Pensare Certificate of Incorporation, by-laws, Trust Agreement and Stock Escrow Agreement of Pensare, in each case as amended, modified or supplemented from time to time.

“Pensare Securities” means any shares of Pensare Common Stock or any other debt or equity securities of Pensare issued as Merger Consideration to Company Stockholders, MRP Participants or recipients of Company Transaction Expenses hereunder, including preferred or common equity securities, units, rights, debt securities, warrants, options, convertible securities or any other securities convertible into, or exchangeable or exercisable for, debt or equity securities.

“Pensare Sponsor” means Pensare Sponsor Group, LLC.

“Pensare Stockholder Redemptions” means the number of shares of Pensare Common Stock that Pensare Stockholders elect to redeem at the Pensare Stockholders’ Meeting.

“Pensare Units” means one share of Pensare Common Stock, one Pensare Right and one-half of one Pensare Warrant.

“Pensare Warrants” means warrants to purchase shares of Pensare Common Stock, exercisable for one share of Pensare Common Stock at an exercise price of $11.50.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Change of Control” has the meaning given to such term in the Company Credit Agreement.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) purchase money Liens incurred in the ordinary course of business; (e) any Liens created as a result of any act taken by or through Pensare or any of its Affiliates; (f) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (g) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; (h) non-exclusive licenses in the ordinary course of business and (i) any Lien arising pursuant to the Company Credit Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier) or any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual and (b) internet protocol address or other persistent identifier.

“PIPE Securities” means any debt or equity securities of Pensare issued in connection with the Private Placement, including preferred or common equity securities, units, rights, debt securities, warrants, options, convertible securities or any other securities convertible into, or exchangeable or exercisable for, debt or equity securities.

“Price Per Share” means the lesser of (x) $10.00 and (y) the lowest price at which Pensare has agreed to sell a share of Pensare Common Stock to an investor in the Private Placement.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data that contain Personal Information.

“Products” mean any products or services that are designed, developed manufactured by, offered for sale, distributed, or otherwise provided by the Company or any Company Subsidiaries to purchasers, subscribers, or other end users, whether directly or through multiple tiers of distribution.

“Prospectus” means the final prospectus of Pensare, dated as of July 27, 2017.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Pensare Certificate of Incorporation.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Series A Shares” means the shares of Company Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Certificate of Incorporation of the Company.

“Series B Shares” means the shares of Company Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Certificate of Incorporation of the Company.

“Series B-1 Shares” means the shares of Company Preferred Stock, par value $0.0001 per share, designated as Series B-1 Preferred Stock in the Certificate of Incorporation of the Company.

“Series C Shares” means the shares of Company Preferred Stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Certificate of Incorporation of the Company.

“Series D Shares” means the shares of Company Preferred Stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Certificate of Incorporation of the Company.

“Share Consideration Amount” means an amount equal to $95,000,000 plus the amount, if any, by which $622,000,000 exceeds the Actual Net Debt Amount.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“State Public Utility Commission” means any state governmental, regulatory or administrative authority, agency, instrumentality or commission with authority over the transfer of control or ownership of an entity holding any Communications Licenses.

“Stock Escrow Agreement” means that certain Stock Escrow Agreement, dated July 27, 2017 by and among Pensare Acquisition Corp., Continental Stock Transfer & Trust Company, Pensare Sponsor and the other parties thereto (as it may be amended, modified or supplemented from time to time).

“Stockholder Cash Consideration Amount” means an amount equal to the Cash Consideration Amount, less the MRP Cash Consideration Amount, and less the Company Transaction Expenses to the extent to be paid in cash.

“Stockholder Share Consideration Amount” means an amount equal to the Share Consideration Amount, less the MRP Share Consideration Amount, and less any Company Transaction Expenses to the extent to be paid in shares of Pensare Common Stock.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 7.05, involving (a) assets that generate more than 50% of the consolidated total revenues of the Company and its subsidiaries, taken as a whole, (b) assets that constitute more than 50% of the consolidated total assets of the Company and its subsidiaries, taken as a whole, or (c) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board (after consultation with outside financial advisors and legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the Transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Pensare in response to such Superior Proposal pursuant to, and in accordance with, Section 7.05(d).

“Supplier” means any Person that supplies materials, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“TelePacific Opco” means U.S. TelePacific Corp., a California corporation.

“Transactions” means the transactions contemplated by this Agreement and each Ancillary Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Fund” means the cash maintained in the Trust Account at any given time.

Section 1.02           Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2018 Audited Financial Statements	§ 7.19
2018 Balance Sheet	§ 4.07(b)
280G Approval	§ 7.11
280G Waiver	§ 7.11
Acceptable Confidentiality Agreement	§ 1.01
Acquisition Proposal	§ 1.01
Action	§ 4.09
Actual Net Debt Amount	§ 3.05(a)
Affiliate	§ 1.01
Agreement	Preamble
Amendment to Stock Escrow Agreement	Recitals
Ancillary Agreements	§ 1.01
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Business Combination	§ 5.03(a)
Business Data	§ 1.01
Business Day	§ 1.01
Business Systems	§ 1.01
Cash Consideration Amount	§ 1.01

Certificate of Incorporation of the Company	§ 1.01
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Clarity	§ 1.01
Clarity Investors	§ 1.01
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(i)
Communications Laws	1.01
Communications Licenses	§ 4.20(a)
Company	Preamble
Company Acquisition Agreement	§ 7.05(a)
Company Adverse Recommendation Change	§ 7.05(d)
Company Board	Recitals
Company Board Recommendation	§ 4.04
Company Common Stock	§ 1.01
Company Credit Agreement	§ 1.01
Company Disclosure Letter	§ 4
Company Intellectual Property Rights	§ 4.13(b)
Company Key Stockholders	§ 1.01
Company Material Adverse Effect	§ 1.01
Company Option	§ 1.01
Company Options	§ 3.01(e)
Company Permits	§ 4.06
Company Preferred Stock	§ 1.01
Company Related Party	§ 9.03(d)
Company Sponsor	§ 1.01
Company Stock	§ 1.01
Company Stock Awards	§ 1.01
Company Stock Option Plans	§ 1.01
Company Stockholder	§ 1.01
Company Stockholder Approval	§ 4.04
Company Stockholder Released Parties	§ 7.18
Company Stockholder Support Agreement	Recitals
Company Stockholders’ Agreement	§ 1.01
Company Subsidiary	§ 4.01(a)
Company Termination Fee	§ 9.03(c)
Company Transaction Expenses	§ 1.01
Company Warrants	§ 1.01
Company-Licensed Intellectual Property Rights	§ 1.01
Company-Owned Intellectual Property Rights	§ 1.01
Confidential Information	§ 1.01
Confidentiality Agreement	§ 7.04(b)
control	§ 1.01
controlled by	§ 1.01

D&O Indemnified Liabilities	§ 7.07(a)
D&O Indemnified Parties	§ 7.07(a)
D&O Tail	§ 7.07(c)
Deleveraging Amount	§ 1.01
DGCL	Recitals
Direct Wire Recipients	§ 1.01
Disabling Devices	§ 1.01
Dissenting Shares	§ 3.04(a)
Effective Time	§ 2.02(a)
Environmental Laws	§ 1.01
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Agent Agreement	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Extension	§ 7.17
FCC	§ 1.01
FCC and State PUC Consents	§ 4.05(b)
FCC Defined Affiliate	§ 5.11(a)
First Expiration Date	§ 7.17
Founder	§ 1.01
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Hazardous Substances	§ 1.01
Health Plan	§ 4.10(k)
HSR Act	§ 4.05(b)
Intellectual Property	§ 1.01
Investcorp Investors	§ 1.01
Investor Rights Agreement	Recitals
IRS	§ 4.10(b)
IVC	§ 1.01
Joint Proxy Statement	§ 7.01(a)
knowledge	§ 1.01
Law	§ 4.05(a)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lien	§ 1.01
Major Customers	§ 4.18
Major Suppliers	§ 4.18
Management Retention Plan	§ 1.01
Management Team	7.16
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 1.01
Merger Sub	Preamble
Merger Sub Board	Recitals

Merger Sub Common Stock	§ 5.03(c)
Merger Sub Organizational Documents	§ 1.01
MRP Cash Consideration Amount	§ 1.01
MRP Participants	§ 1.01
MRP Pool Amount	§ 1.01
MRP Share Consideration Amount	§ 1.01
Net Debt	§ 1.01
Notice Period	§ 7.05(d)
Open Source Software	§ 1.01
Order	§ 4.09
Outside Date	§ 9.01(b)
Payment Spreadsheet	§ 1.01
Pensare	Preamble
Pensare Acquisition Proposal	§ 7.05(f)
Pensare Board	Recitals
Pensare Certificate of Incorporation	§ 1.01
Pensare Closing Cash Certificate	§ 3.05(b)
Pensare Common Stock	Recitals
Pensare Key Stockholders	§ 1.01
Pensare Material Adverse Effect	§ 1.01
Pensare Material Contracts	§ 5.12(a)
Pensare Organizational Documents	§ 1.01
Pensare Preferred Stock	§ 5.03(a)
Pensare Proposals	§ 7.01(a)
Pensare Recommendation	Recitals
Pensare Rights	§ 5.03(a)
Pensare SEC Reports	§ 5.07(a)
Pensare Sponsor	§ 1.01
Pensare Stockholder Redemptions	§ 1.01
Pensare Stockholders	Recitals
Pensare Stockholders’ Meeting	§ 7.01(a)
Pensare Units	§ 1.01
Pensare Warrants	§ 1.01
Permit	§ 1.01
Permitted Change of Control	§ 1.01
Permitted Liens	§ 1.01
Person	§ 1.01
Personal Information	§ 1.01
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Price Per Share	§ 1.01
Privacy/Data Security Laws	§ 1.01
Private Placement	Recitals
Products	§ 1.01
Prospectus	§ 1.01
Redemption Rights	§ 1.01

Registration Rights Agreement and Lock-Up Agreement	Recitals
Related Parties	§ 1.01
Remedies Exceptions	§ 4.04
Replacement Credit Facility	§ 7.15(d)
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Second Amended and Restated By-laws of Pensare	Recitals
Second Amended and Restated Certificate of Incorporation of Pensare	Recitals
Securities Act	§ 5.07(a)
Series A Shares	§ 1.01
Series B Shares	§ 1.01
Series B-1 Shares	§ 1.01
Series C Shares	§ 1.01
Series D Shares	§ 1.01
Share Consideration Amount	§ 1.01
Software	§ 1.01
State Public Utility Commission	§ 1.01
State PUC	§ 4.05(b)
Stock Consideration	§ 3.01(a)
Stock Escrow Agreement	§ 1.01
Stockholder Cash Consideration Amount	§ 1.01
Stockholder Share Consideration Amount	§ 1.01
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	§ 1.01
Superior Proposal	§ 1.01
Supplier	§ 1.01
Surviving Corporation	§ 2.01
Tax	§ 4.14(l)
Tax Return	§ 4.14(l)
Taxes	§ 4.14(l)
TelePacific Opco	§ 1.01
Terminating Company Breach	§ 9.01(e)
Terminating Pensare Breach	§ 9.01(i)
to the knowledge	§ 1.01
Transactions	§ 1.01
Treasury Regulations	§ 1.01
Trust Account	§ 5.17
Trust Agreement	§ 5.17
Trust Fund	§ 1.01
Trustee	§ 5.17
Unaudited Financial Statements	§ 4.07(b)
under common control with	§ 1.01
Waived 280G Benefits	§ 7.11
Written Consent	§ 7.03

Section 1.03           Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Article II

AGREEMENT AND PLAN OF MERGER

Section 2.01           The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02           Effective Time; Closing.

(a)           As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of such filings of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)           Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04           Certificate of Incorporation; By-laws.

(a)           At the Effective Time, the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be TPx Corp.

(b)           At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.

(c)           At the Closing, (i) subject to receipt of approval by the Pensare Stockholders at the Pensare Stockholder’s Meeting, Pensare shall amend and restate the Pensare Certificate of Incorporation to be as set forth on Exhibit A-1 and (ii) Pensare shall execute (and shall use all reasonable efforts to cause the other parties thereto to execute) the Amendment to Stock Escrow Agreement as set forth on Exhibit A-3.

(d)           At the Closing, Pensare shall amend and restate the by-laws of Pensare to be as set forth on Exhibit A-2.

Section 2.05           Directors and Officers.

(a)           The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals to be determined by the Company and Pensare prior to the Closing, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)           Pensare shall cause the Pensare Board and the officers of Pensare as of immediately following the Effective Time to be comprised of such individuals as shall be determined by the Pensare Board and the Company (in accordance with the Investor Rights Agreement) and included in the Joint Proxy Statement, each to hold office in accordance with the certificate of incorporation and by-laws of Pensare.

Section 2.06           Trust Disbursement. As promptly as possible after the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with Pensare Certificate of Incorporation and the Trust Agreement, Pensare shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the proceeds of the Trust Fund to the Exchange Agent in accordance with Section 7.13 in order to consummate the Transactions.

Article III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; Net Debt

Section 3.01           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Pensare, Merger Sub, the Company or the holders of any of the following securities:

(a)           all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, in accordance with the Certificate of Incorporation of the Company and the Payment Spreadsheet, an aggregate of (A) the Stockholder Cash Consideration Amount and (B) a number of shares of Pensare Common Stock equal to the Stockholder Share Consideration Amount divided by the Price Per Share (the “Stock Consideration”), with each holder of Company Preferred Stock to receive the right to receive the cash amount and number of shares of Pensare Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet, with fractional shares rounded down or rounded up, as the case may be, to the nearest whole share (all of which shall be calculated not later than three (3) Business Days prior to Closing); provided, that, notwithstanding the foregoing, if the PIPE Securities shall consist of anything other than solely Pensare Common Stock, (i) the holders of Company Preferred Stock entitled to receive Stock Consideration hereunder shall instead receive Pensare Securities of the same type as the PIPE Securities issued to investors in the Private Placement and in the same proportion of PIPE Securities (if more than one class or type of PIPE Security is issued in the Private Placement) issued to investors in the Private Placement and (ii) the Stock Consideration shall be defined as such amount of PIPE Securities as shall equal the Stockholder Share Consideration Amount divided by the applicable price per unit paid by investors for the applicable PIPE Securities in the Private Placement (with appropriate adjustments being made to the requirements under Section 3.02 to reflect such change);

(b)           all shares of Company Common Stock held immediately prior to the Effective Time shall be terminated and canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)           all shares of Company Stock held in the treasury of the Company and all shares of Company Stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d)           each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(e)           all options to purchase Company Common Stock (the “Company Options”) outstanding, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Company Stock Option Plans or otherwise, and all Company Warrants outstanding immediately prior to the Effective Time, shall be terminated and cancelled effective as of the Effective Time without any payment therefor.

(f)           On the Closing Date, Pensare shall, on behalf of the Company, (i) pay by wire transfer of immediately available funds, the Company Transaction Expenses that are to be paid in cash to the recipients identified on the Payment Spreadsheet, and (ii) if any Company Transaction Expenses are to be paid in shares of Pensare Common Stock, issue at the Closing to the intended recipients the number of shares of Pensare Common Stock set forth on the Payment Spreadsheet (it being understood that the aggregate number of shares to be issued for such purposes shall be equal to the dollar amount of the Company Transaction Expenses to be paid in shares, divided by the Price Per Share, with the number of shares issuable to each recipient as set forth on the Payment Spreadsheet and with fractional shares rounded down or rounded up, as the case may be, to the nearest whole share); provided, that, notwithstanding the foregoing, if any Company Transaction Expenses are to be paid in shares of Pensare Common Stock in accordance with this Section 3.01(f)(ii) and if the PIPE Securities shall consist of anything other than solely Pensare Common Stock, (i) the recipients of Company Transaction Expenses otherwise entitled to receive shares of Pensare Common Stock hereunder shall instead receive Pensare Securities of the same type as the PIPE Securities issued to investors in the Private Placement and in the same proportion of PIPE Securities (if more than one class or type of PIPE Security is issued in the Private Placement) issued to investors in the Private Placement and (ii) the number of shares of Pensare Securities to be issued to such recipients of Company Transaction Expenses shall be determined by dividing the aggregate dollar amount of the Company Transaction Expenses by the applicable price per unit paid by investors for the applicable PIPE Securities in the Private Placement.

(g)           On the Closing Date, Pensare shall deliver or cause to be delivered to the Company, for further payment to the MRP Participants, (i) the MRP Cash Consideration Amount and (ii) an aggregate number of shares of Pensare Common Stock equal to the MRP Share Consideration Amount divided by the Price Per Share, with such cash and stock to be allocated among the MRP Participants as set forth on the Payment Spreadsheet, and with fractional shares rounded down or rounded up, as the case may be, to the nearest whole share; provided, that, notwithstanding the foregoing, if the PIPE Securities shall consist of anything other than solely Pensare Common Stock, (i) the MRP Participants entitled to receive shares of Pensare Common Stock in accordance with Section 3.01(g)(ii) shall instead receive Pensare Securities of the same type as the PIPE Securities issued to investors in the Private Placement and in the same proportion of PIPE Securities (if more than one class or type of PIPE Securities is issued in the Private Placement) issued to investors in the Private Placement and (ii) the number of shares of Pensare Securities to be issued to such MRP Participants shall be determined by dividing the MRP Share Consideration Amount by the applicable price per unit paid by investors for the applicable PIPE Securities in the Private Placement.

(h)           Notwithstanding anything to the contrary herein, if immediately after receipt of the shares of Pensare Common Stock issuable to the Investcorp Investors pursuant to Section 3.01(a) and the consummation of the Private Placement, the Pensare Stockholder Redemptions and the other Transactions, the Investcorp Investors would own 10% or more of the outstanding Pensare Common Stock, then Pensare and IVC shall negotiate in good faith to determine if there is a security of equivalent value that can be provided to one or more of the Investcorp Investors, in lieu of a certain number of shares of Pensare Common Stock, such that the aggregate ownership by the Investcorp Investors of Pensare Common Stock is just less than 10%.

Section 3.02           Exchange of Certificates.

(a)           Exchange Agent. On the Closing Date, Pensare shall deposit, and shall cause to be deposited, with a bank or trust company that shall be designated by Pensare and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Company Stockholders, for exchange in accordance with this Article III and an agreement to be entered between Pensare and the Exchange Agent (the “Exchange Agent Agreement”), (i) cash sufficient to make payments of the aggregate Stockholder Cash Consideration Amount payable pursuant to this Agreement (less the portion of the Stockholder Cash Consideration Amount owed to the Direct Wire Recipients hereunder) and (ii) certificates representing the number of shares of Pensare Common Stock sufficient to deliver the aggregate Stock Consideration payable pursuant to this Agreement as of the Effective Time (less the Stock Consideration issuable to Direct Wire Recipients) (such certificates for shares of Pensare Common Stock, together with any dividends or distributions with respect thereto (pursuant to Section 3.02(d)), and such cash, being hereinafter referred to as the “Exchange Fund”). Pensare shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Stockholder Cash Consideration Amount (less the portion of the Stockholder Cash Consideration Amount owed to the Direct Wire Recipients hereunder) and deliver the Stock Consideration (less the Stock Consideration issuable to the Direct Wire Recipients) out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures. As promptly as practicable after the Effective Time, Pensare shall use its reasonable best efforts to cause the Exchange Agent to mail to each Company Stockholder entitled to receive the Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Pensare and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within 5 Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Pensare shall cause the Exchange Agent to deliver, the Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c)           Direct Wire Recipients. On the Closing Date, Pensare shall deliver or issue (or cause to be delivered or issued) to each Direct Wire Recipient that surrenders to Pensare at least three (3) Business Days prior to the Closing Date all Certificates held by such Direct Wire Recipient for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be customarily required pursuant to such instructions, (i) the portion of the Stockholder Cash Consideration Amount opposite such Direct Wire Recipient’s name on the Payment Spreadsheet by wire transfer in immediately available funds to the account or accounts designated by such Direct Wire Recipient on the Payment Spreadsheet, and (ii) the number of shares of Pensare Common Stock opposite such Direct Wire Recipient’s name on the Payment Spreadsheet.

(d)           Distributions with Respect to Unexchanged Shares of Pensare Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Pensare Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Pensare Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Pensare shall pay or cause to be paid to the holder of the certificates representing shares of Pensare Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Pensare Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Pensare Common Stock.

(e)           No Further Rights in Company Common Stock. All Merger Consideration payable upon conversion of the Company Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(f)           Adjustments to Merger Consideration. The Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pensare Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Stockholders for one year after the Effective Time shall be delivered to Pensare, upon demand, and any Company Stockholders who have not theretofore complied with this Article III shall thereafter look only to Pensare for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Pensare free and clear of any claims or interest of any Person previously entitled thereto.

(h)          No Liability. None of the Exchange Agent, Pensare or the Surviving Corporation shall be liable to any Company Stockholder for any such Company Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02(g).

(i)           Withholding Rights. Each of the Surviving Corporation and Pensare shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Pensare, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Pensare, as the case may be.

(j)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.03           Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Pensare for any reason shall be converted into the Merger Consideration in accordance with, the provisions of Section 3.01.

Section 3.04           Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholders who fails to perfect or who effectively withdraws or otherwise losses their rights to appraisal of such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such Company Stock.

(b)           Prior to the Closing, the Company shall give Pensare (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Pensare (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.05           Net Debt.

(a)           At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Pensare (i) a good faith estimate in reasonable detail of the Net Debt of the Company and the Company Subsidiaries (the “Actual Net Debt Amount”) and (ii) the Payment Spreadsheet.

(b)           At least two (2) Business Days prior to the Closing Date, Pensare shall deliver to the Company a certificate (the “Pensare Closing Cash Certificate”) reflecting: (A) (i) the amount of cash available in the Trust Account as of the Closing and (ii) the amount of cash necessary to pay income and franchise taxes from any interest income earned in the Trust Account at the Closing, (iii) the amount of cash necessary to pay any costs and expenses owed by Pensare in accordance with Section 9.03 that are unpaid at the Closing; and (B) the aggregate amount of cash proceeds that will be required to satisfy the Pensare Stockholder Redemptions.

(c)           At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Pensare a calculation of the Deleveraging Amount and shall identify the portion of the Deleveraging Amount that will be used to pay down indebtedness outstanding under the Company Credit Agreement at or immediately after the Effective Time and the portion (if any) of the Deleveraging Amount that will be contributed by Pensare to Telepacific OpCo to be held as cash on the balance sheet of Telepacific OpCo.

(d)           Subject to Section 7.15(d), Pensare shall repay indebtedness of, and contribute cash to, Telepacific OpCo on the Closing Date in an amount equal to, in aggregate, the Deleveraging Amount in accordance with Section 3.05(c) and Section 7.15. If requested by Pensare, the Company shall cooperate in the payment of such indebtedness pursuant to this Section 3.05(d) and obtain pay-off letters evidencing payment of such indebtedness pursuant to this Section 3.05(d) in form and substance reasonably satisfactory to Pensare prior to the Closing.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Pensare and Merger Sub to enter into this Agreement, except as set forth in the Disclosure Letter delivered to Pensare by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Pensare and Merger Sub as follows:

Section 4.01           Organization and Qualification; Subsidiaries.

(a)           The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b)           A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Letter, which has been prepared by the Company and delivered by the Company to Pensare and Merger Sub prior to the execution and delivery of this Agreement. Except as disclosed in Section 4.01(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02           Certificate of Incorporation and By-laws.

The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the material provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

Section 4.03           Capitalization.

(a)           The Company’s authorized and outstanding capital stock, together with outstanding Company Options and Company Warrants, is as set forth on Section 4.03 of the Company Disclosure Letter. All shares of outstanding Company Stock are validly issued, fully paid and nonassessable. Except as set forth in this Section 4.03, the Certificate of Incorporation of the Company or the Company Stock Option Plans, and other than the Company Warrants and Company Options, there are no options, warrants, preemptive rights, calls or convertible securities relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Other than under the Management Retention Plan, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Company Stockholders’ Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(b)           Section 4.03(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular Company Stock Option Plan, if any, pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; and (vi) the date on which such Company Stock Award expires. The Company has made available to Pensare accurate and complete copies of all Company Warrants and Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of award agreements evidencing such Company Stock Awards.

(c)        Except as set forth in the Company Stock Option Plans, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

(d)           Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options and rights of first refusal on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

Section 4.04           Authority Relative to this Agreement.

The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Company Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by written consent has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the Company Stockholders approve and adopt this Agreement and approve the Merger (the “Company Board Recommendation”) and directed that this Agreement and the Transactions be submitted for consideration by the Company Stockholders. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Written Consent and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Pensare and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 262 of the DGCL shall not apply to the Merger or any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement. The affirmative vote of the holders of (A) a majority of the outstanding shares of Company Common Stock entitled to vote thereon, (B) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, entitled to vote thereon and voting together on an as-converted basis, and (C) at least 52.5% of the outstanding Series A Shares, Series B Shares, Series B-1 Shares and Series D Shares of the Company entitled to vote thereon and voting together as a single series (the “Company Stockholder Approval”), are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.05           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and subject to receipt of the Written Consent and the filing and recordation of appropriate merger documents as required by the DGCL, and the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filings with and consents of the FCC or any bureau or subdivision thereof or any State Public Utility Commission (“State PUC”) competent to issue such consents (collectively, “FCC and State PUC Consents”) listed on Section 4.05(b) of the Company Disclosure Letter, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06           Permits; Compliance.

Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where failure to have such Company Permits would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except for any such suspension or cancellation of a Company Permit that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07           Financial Statements.

(a)         The Company has made available to Pensare true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of income, statements of operations, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07 of the Company Disclosure Letter. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) has been prepared based on the books and records of the Company and the Company Subsidiaries (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)         The Company has made available to Pensare a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of September 30, 2018 (the “2018 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the nine-month period then ended (collectively, the “Unaudited Financial Statements”), which are attached as Section 4.07 of the Company Disclosure Letter. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)          Except as and to the extent set forth in the Audited Financial Statements, the Unaudited Financial Statements or the notes thereto, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of such 2018 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) liabilities and obligations that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole.

Section 4.08           Absence of Certain Changes or Events.

Since the date of the 2018 Balance Sheet and prior to the date of this Agreement or as contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect.

Section 4.09           Absence of Litigation.

As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (collectively, an “Order”), except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10           Employee Benefit Plans.

(a)           Section 4.10(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other material benefit plans, programs or arrangements, and all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). No Plan is subject to the laws of any jurisdiction outside the United States or a political subdivision thereof.

(b)           With respect to each Plan, the Company has made available to Pensare, if applicable, (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan descriptions and summary of material modifications, (iii) copies of the two (2) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, (iv) copies of the most recently received IRS determination letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)           None of the Plans is or was within the past (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)           The Company is not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person directly as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The transaction contemplated by this Agreement shall not, either directly or in combination with any other event, be the direct or indirect cause any amount paid or payable by the Company or any Company Subsidiary to be classified as an “excess parachute payment” under Section 280G of the Code.

(e)           None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar law.

(f)            Each Plan is and has been operated, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as would not have a Company Material Adverse Effect, the Company and the ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. Except as would not have a Company Material Adverse Effect, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)           Except as would not have a Company Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)            Except as would not have a Company Material Adverse Effect, all contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(j)            The Company and each ERISA Affiliate have each complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code

(k)           The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to penalties or excise taxes under Section 4980D or 4980H of the Code or any other provision of the PPACA.

(l)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in material compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 4.11           Labor and Employment Matters.

(a)           (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective employees, including any charges of discrimination before the EEOC or other governmental agency, which Actions would have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no material grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no material strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b)           Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to recordkeeping, wages, hours, the classification of employees (both exempt and non-exempt) and independent contractors, and collective bargaining.

Section 4.12           Real Property; Title to Assets.

(a)           Section 4.12(a) of the Company Disclosure Schedule lists the street address of each parcel of real property owned by the Company or any Company Subsidiary. The Company or one of the Company Subsidiaries has good and valid title in fee simple to each parcel of owned real property free and clear of all Liens other than Permitted Liens.

(b)           Section 4.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the street address of such parcel in connection therewith (collectively, the “Lease Documents”). True and correct copies of all Lease Documents have been made available to Pensare. All such current leases and subleases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such leases or subleases, any existing material default or event of default (or, event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, except as would not, individually or in the aggregate, be material the Company and the Company Subsidiaries, taken as a whole.

(c)           There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used, other than those that would not have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Company Material Adverse Effect.

(d)           Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all its properties and assets, tangible and intangible, real, personal and mixed used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13           Intellectual Property.

(a)          Section 4.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all registered Intellectual Property rights and applications for registrations of other Intellectual Property rights (showing in each, the filing date, date of issuance, expiration date and registration or application number, if any) that are owned or purported to be owned by the Company and/or the Company Subsidiaries.

(b)         Except as would not be, individually or in the aggregate, material to the Company and/or any of the Company Subsidiaries, the Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property rights necessary for, or used or held for use in, the operation of the business of the Company and the Company Subsidiaries as conducted by the Company, including all Intellectual Property rights set forth on Section 4.13(a) of the Company Disclosure Letter (collectively, and together with any other Intellectual Property rights owned or licensed by the Company, the “Company Intellectual Property Rights”). To the Company’s knowledge, all Company-Owned Intellectual Property Rights are valid, subsisting and enforceable. No loss or expiration of any of the Company-Owned Intellectual Property Rights, or, to the Company’s knowledge, any of the Company-Licensed Intellectual Property Rights, is threatened in writing, pending or, other than upon the expiration of its statutory term in the ordinary course, reasonably foreseeable. The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions and have followed and do follow all practices common in the industry to maintain, protect and enforce the Company Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information of the Company to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such Confidential Information, except for any such disclosure that is not (or was not) material to the Company or any of the Company Subsidiaries or the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement.

(c)           Except as would not be, individually or in the aggregate, material to the Company and/or any of the Company Subsidiaries: (i) none of the Company or any of the Company Subsidiaries has received any written claims against the Company or any of the Company Subsidiaries that were either made since January 1, 2017 or are presently pending, or to the Company’s knowledge, threatened in writing, (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Intellectual Property Rights, or (B) alleging any infringement or misappropriation of, or other conflict with, any Company Intellectual Property Rights or other rights of other persons, and, with respect to each of the foregoing clauses (A) and (B), to the Company’s knowledge, there is no reasonable basis for any such claim; (ii) neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or violated, and the operation of its business as currently conducted does not infringe, misappropriate or violate, any Company Intellectual Property Rights or other rights of other persons, and neither the Company nor any of the Company Subsidiaries has received any written notices regarding any of the foregoing (including any demands or offers to license any Company Intellectual Property Rights from any other person); and (iii) to the Company’s knowledge, no Supplier or any other third party has infringed, misappropriated or violated any of the Company-Owned Intellectual Property Rights; and (iv) neither the Company nor any of the Company Subsidiaries has received any written opinions of counsel regarding any of the foregoing.

(d)           The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i)  grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property Rights, or (ii) require the Company or any Company Subsidiary to disclose or distribute the source code to any of the Products, to license or provide the source code to any of the Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Products at no or minimal charge, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)           The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the needs of the business of the Company or any of the Company Subsidiaries as currently conducted. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since January 1, 2016, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems, except as would not be material to the business of the Company or any of the Company Subsidiaries.

(f)           The Company, each of the Company Subsidiaries, and the business of the Company and each of the Company Subsidiaries as currently conducted comply and have since January 1, 2016, complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy policies or related notices and/or contractual obligations concerning the collection, dissemination, storage or use of Personal Information, including consumer credit information and health information, (iii) industry standards applicable to the industry in which the Company and the Company Subsidiaries operate their business, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and data security. The Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the storing of back-up copies of critical data in its possession or control. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under then-current and applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by, any Governmental Authority and, to the Company’s knowledge, there is no reasonable basis for the same.

Section 4.14           Taxes.

(a)           The Company and each of its Company Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are not yet due and payable, being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries, for any material Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b)           Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)           None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)           Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e)           Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)           Neither the Company nor any of its Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(g)           The Company has made available to Pensare true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2015 and 2016.

(h)           Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k)           None of the Company or the Company Subsidiaries have received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)            As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

Section 4.15           Environmental Matters.

Except as described in Section 4.15 of the Company Disclosure Letter or except as would not, individually or in the aggregate, be material the Company and the Company Subsidiaries, taken as a whole: (a) none of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2016 or is in material violation of applicable Environmental Law; (b) none of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually liable pursuant to applicable Environmental Laws for any off site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); and (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits.

Section 4.16           Material Contracts.

(a)           Section 4.16(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Letter along with any Plan listed on Section 4.10(a) of the Company Disclosure Letter being the “Material Contracts”):

(i)          each contract and agreement that involves consideration payable to the Company or any of the Company Subsidiaries of more than (x) $1,000,000 per year or (y) $5,000,000 in the aggregate;

(ii)        each contract and agreement for the purchase of inventory, spare parts, other materials or personal property, with any contract manufacturing organization, with any Supplier (including providers of Company-Licensed Intellectual Property Rights or Business Systems) or for the furnishing of services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party, in each case, that involves consideration payable by the Company or any of the Company Subsidiaries of more than (x) $1,000,000 per year or (y) $5,000,000 in the aggregate;

(iii)       all contracts relating to the acquisition or disposition of any business, Person or material assets of the Company or the Company Subsidiaries (including any current or former Subsidiary of the Company and whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2014;

(iv)       all contracts and agreements evidencing indebtedness for borrowed money;

(v)        all partnership, joint venture or similar agreements;

(vi)       all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than (A) any Company Permit or (B) any customer contract with a Governmental Authority customer that involves consideration payable to the Company or any of the Company Subsidiaries of less than (x) $1,000,000 per year or (y) $5,000,000 in the aggregate;

(vii)      all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or grants “most favored nation” status to any Person;

(viii)     all broker, distributor, dealer or manufacturer’s representative contracts and agreements to which the Company or any Company Subsidiary is a party;

(ix)       all management contracts with any Company Sponsor; and

(x)        all contracts for employment and consulting services required to be listed in Section 4.10(a) of the Company Disclosure Schedule.

(b)           (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such agreement, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The Company has furnished or made available to Pensare true and complete copies of all Material Contracts, including any and all amendments thereto.

Section 4.17           Insurance.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all insurance policies under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number and (iii) the insurance carrier.

(b)           With respect to each such insurance policy, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination under the policy.

Section 4.18           Customers and Suppliers.

Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of (a) the top ten (10) customers of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2018) (the “Major Customers”) and (b) the top ten (10) Suppliers of the Company and the Company Subsidiaries, based on aggregate purchases from such Supplier during the 12-month period ended December 31, 2018 (the “Major Suppliers”). Since the date of the 2018 Balance Sheet, no Major Supplier of the Company and its Company Subsidiaries, (a) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) to the Company’s knowledge, has threatened in writing to (i) cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or (ii) reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any Products, equipment, goods or services. Neither the Company nor any Company Subsidiary has engaged in any fraudulent conduct with respect to, any such customer or Supplier of the Company or a Company Subsidiary.

Section 4.19           Certain Business Practices.

Since January 1, 2015, none of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.20           Communication Matters.

(a)           The Company and the Company Subsidiaries hold all the licenses, permits, authorizations, orders and approvals issued by a Governmental Authority under the Communications Laws necessary for the lawful conduct of their business in substantially the same manner as now conducted, except for any licenses, permits, authorizations, orders and approvals issued by a Governmental Authority under the Communications Laws, the absence of which would not have a Company Material Adverse Effect (collectively, “Communications Licenses”). Section 4.20(a) of the Company Disclosure Letter sets forth a true and complete list of all Communications Licenses as of the date of this Agreement.

(b)           Except as would not have a Company Material Adverse Effect, (i) each Communications License identified on Section 4.20(a) of the Company Disclosure Letter is in full force and effect; (ii) the Company and the Company Subsidiaries are operating or preparing to operate the facilities authorized by the Communications Licenses identified on Section 4.20(a) of the Company Disclosure Letter in accordance with their terms, and such operation is in compliance in all material respects with the Communications Laws; (iii) the Company and the Company Subsidiaries are in material compliance with the Communications Laws in the United States; and (iv) to the knowledge of the Company, as of the date hereof, no action or proceeding is pending or threatened before the FCC or any Governmental Authority, to revoke, suspend, cancel, or refuse to renew or modify in all material respects, any of the Communications Licenses identified on Section 4.20(a) of the Company Disclosure Letter.

Section 4.21           Interested Party Transactions.

There are no contracts between the Company or any of the Company Subsidiaries, on the one hand, and any Company Sponsor, on the other hand, and neither the Company nor any of the Company Subsidiaries owes any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Company Sponsor. No Company Sponsor (i) possesses any direct financial interest in, or is a director or executive officer of, any Person (other than the Company or any of the Company Subsidiaries) that is a Major Customer or Major Supplier or (ii) owns any property right, tangible or intangible, which is used by the Company or any of the Company Subsidiaries and is material to the conduct of its business.

Section 4.22           Exchange Act.

Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23           Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.24           Exclusivity of Representations and Warranties.

Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, on behalf of the Company or as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries furnished or made available to Pensare, Merger Sub and their Representatives (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and the Company Subsidiaries), except as expressly set forth in this Article IV (as modified by the Company Disclosure Letter).

Article V

REPRESENTATIONS AND WARRANTIES OF
PENSARE AND MERGER SUB

As an inducement to the Company to enter into this Agreement, and except disclosed in the Pensare SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Pensare SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Pensare and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01           Corporate Organization.

(a)           Each of Pensare and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or any of the Transactions.

(b)           Merger Sub is the only Subsidiary of Pensare. Except for Merger Sub, Pensare does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

Section 5.02           Organizational Documents.

Each of Pensare and Merger Sub has heretofore furnished to the Company complete and correct copies of the Pensare Organizational Documents and the Merger Sub Organizational Documents. The Pensare Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Pensare nor Merger Sub is in violation of any of the provisions of the Pensare Organizational Documents or the Merger Sub Organizational Documents, respectively.

Section 5.03           Capitalization.

(a)           The authorized capital stock of Pensare consists of (i) 400,000,000 shares of Pensare Common Stock, (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Pensare Preferred Stock”) and (iii) 31,050,000 rights (“Pensare Rights”) to receive 1/10 of a share of Pensare Common Stock upon the consummation of a Business Combination (as defined in the Pensare Certificate of Incorporation, a “Business Combination”).  As of the date hereof, (i) 36,016,210 shares of Pensare Common Stock are issued and outstanding (which includes 28,253,710 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and are not subject to preemptive rights, (ii) no shares of Pensare Common Stock are held in the treasury of Pensare, (iii) 26,037,500 Pensare Warrants are issued and outstanding, each exercisable for one share of Pensare Common Stock at an exercise price of $11.50, and (iv) 26,037,500 shares of Pensare Common Stock are reserved for future issuance pursuant to the Pensare Warrants. As of the date of this Agreement, there are no shares of Pensare Preferred Stock issued and outstanding.

(b)           Except for the Subscription Agreements, if any, or as otherwise set forth in Section 5.03(a), there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pensare or obligating Pensare to issue or sell any shares of capital stock of, or other equity interests in, Pensare. All shares of Pensare Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Pensare nor any Subsidiary of Pensare is a party to, or otherwise bound by, and neither Pensare nor any Subsidiary of Pensare has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Pensare Common Stock or any of the equity interests or other securities of Pensare or any of its Subsidiaries. There are no outstanding contractual obligations of Pensare to repurchase, redeem or otherwise acquire any shares of Pensare Common Stock. There are no outstanding contractual obligations of Pensare to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c)           The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Pensare free and clear of all Liens, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(d)           All outstanding Pensare Units, shares of Pensare Common Stock, Pensare Rights and Pensare Warrants have been issued and granted in compliance with all applicable securities laws and other applicable laws and are free and clear of all Liens other than transfer restrictions under applicable securities laws and the Pensare Organizational Documents.

(e)           Each Founder is obligated to vote all of the shares of Pensare Common stock that he, she or it owns in favor of approving the Transactions, and no Founder is entitled to have redeemed any of his, her or its shares of Pensare Capital Stock pursuant to the Pensare Organizational Documents.

(f)            The Stock Consideration and other Pensare Securities (if applicable) are being delivered by Pensare hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share shall be free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Pensare Organizational Documents. The Stock Consideration and other Pensare Securities (if applicable) will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s or entity’s rights therein or with respect thereto.

Section 5.04           Authority Relative to This Agreement.

Each of Pensare and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Pensare and Merger Sub and the consummation by each of Pensare and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Pensare or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Pensare Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Pensare Common Stock and the amendment and restatement of the Pensare Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of Pensare Common Stock). This Agreement has been duly and validly executed and delivered by Pensare and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Pensare or Merger Sub, enforceable against Pensare or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of Pensare and Merger Sub do not, and the performance of this Agreement by each of Pensare and Merger Sub will not, (i) conflict with or violate the Pensare Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation or Order, applicable to each of Pensare or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Pensare or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Pensare or Merger Sub is a party or by which each of Pensare or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Pensare Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of Pensare and Merger Sub do not, and the performance of this Agreement by each of Pensare and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and Communications Laws, the FCC and State PUC Consents and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Pensare or Merger Sub from performing its obligations under this Agreement.

Section 5.06           Compliance.

Neither Pensare nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Pensare or Merger Sub or by which any property or asset of Pensare or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pensare or Merger Sub is a party or by which Pensare or Merger Sub or any property or asset of Pensare or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Pensare Material Adverse Effect. Each of Pensare and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Pensare or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07           SEC Filings; Financial Statements.

(a)           Pensare has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 5, 2017, together with any amendments, restatements or supplements thereto (collectively, the “Pensare SEC Reports”). Pensare has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Pensare with the SEC to all agreements, documents and other instruments that previously had been filed by Pensare with the SEC and are currently in effect. The Pensare SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Pensare has filed with the SEC on a timely basis all statements required with respect to Pensare by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Capital Market.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the Pensare SEC Reports was prepared in accordance with GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Pensare as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a Pensare Material Adverse Effect). Pensare has no off-balance sheet arrangements that are not disclosed in the Pensare SEC Reports. No financial statements other than those of Pensare are required by U.S. GAAP to be included in the consolidated financial statements of Pensare.

(c)           Except as and to the extent set forth in the Pensare SEC Reports, neither Pensare nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Pensare’s and Merger Sub’s business.

(d)           Pensare is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

Section 5.08           Absence of Certain Changes or Events.

Since September 30, 2018, except as expressly contemplated by this Agreement, or specifically disclosed in any Pensare SEC Report filed since September 30, 2018 and prior to the date of this Agreement, (a) Pensare has conducted its business in the ordinary course and in a manner consistent with past practice and (b) there has not been any Pensare Material Adverse Effect.

Section 5.09           Absence of Litigation.

As of the date hereof, there is no Action pending or, to the knowledge of Pensare, threatened in writing against Pensare, or any property or asset of Pensare, before any Governmental Authority. Neither Pensare nor any material property or asset of Pensare is or has been subject to any Order.

Section 5.10           Board Approval; Vote Required.

(a)           The Pensare Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement is fair to and in the best interests of Pensare and its stockholders, (ii) approved this Agreement and declared its advisability, (iii) recommended that the stockholders of Pensare approve and adopt this Agreement and approve Transactions contemplated by this Agreement and directed that this Agreement and the Transactions contemplated hereby be submitted for consideration by the stockholders of Pensare at the Pensare Stockholders’ Meeting.

(b)           The only vote of the holders of any class or series of capital stock of Pensare necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Pensare Common Stock.

(c)           The Merger Sub Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholder of Merger Sub.

(d)           The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11           Post-Closing Operations; No Prior Operations of Merger Sub.

(a)           Pensare and Merger Sub are qualified and able to acquire and hold or control each Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including but not limited to the rules and regulations of the Governmental Authority that issued such Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude Pensare’s ability to obtain any of the required FCC and State PUC Consents or any other Permits necessary for Pensare to conduct the business of the Company and the Company Subsidiaries, including (i) any Action relating to Permits before the FCC, any federal, state or municipal court, any arbitrator, tribunal or any other Governmental Authority, (ii) any notice or other communication from the FCC or any other Governmental Authority or any other Person specifying a material default, violation or other problem or issue with respect to a Permit, except where such default, violation or other problem has already been cured and (iii) any notice that a Governmental Authority has commenced or intends to commence a proceeding to revoke or suspend a Permit. Without limiting the generality of the foregoing, (x) Pensare and Merger Sub have no reportable foreign ownership, pursuant to FCC rules, (y) neither Pensare nor Merger Sub is an FCC Defined Affiliate of an incumbent local exchange carrier with territory that overlaps areas served by the Company and the Company Subsidiaries; and (z) neither Pensare nor Merger Sub is an FCC Defined Affiliate of a foreign telecommunications carrier that is not from a World Trade Organization member country and is classified as dominant under the rules of the FCC. For purposes of this Section 5.11, the term “FCC Defined Affiliate” means a Person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, another Person where “own” means having a direct or indirect equity or voting interest (or equivalent thereof) of more than 10%, in the case of clause (y) above, and of more than 25%, in the case of clause (z) above.

(b)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12           Pensare Material Contracts.

(a)           The Pensare SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Pensare or Merger Sub is party (the “Pensare Material Contracts”).

(b)           Each Pensare Material Contract is in full force and effect and, to the knowledge of Pensare, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Remedies Exceptions. True, correct and complete copies of all Pensare Material Contracts have been made available to the Company.

Section 5.13           Employees

Other than any former officers or as described in the Pensare SEC Reports, Pensare has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Pensare’s officers and directors in connection with activities on Pensare’s behalf in an aggregate amount not in excess of the amount of cash held by Pensare outside of the Trust Account, Pensare has no unsatisfied material liability with respect to any employee. Pensare does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Pensare, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.14           Taxes.

(a)           Pensare and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Pensare or Merger Sub are otherwise obligated to pay, except with respect to Taxes that are not yet due and payable, being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Pensare, for any material Taxes of Pensare that have not been paid, whether or not shown as being due on any Tax Return.

(b)           Neither Pensare nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)           None of Pensare or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)           Neither Pensare nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e)           Neither Pensare nor Merger Sub has any material liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)           Neither Pensare nor Merger Sub has any request for a material ruling in respect of Taxes pending between Pensare and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g)           Neither Pensare nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)           Neither Pensare nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)            There are no Tax Liens upon any assets of Pensare or Merger Sub except for Permitted Liens.

Section 5.15           Listing.

The issued and outstanding Pensare Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLSU.” The issued and outstanding shares of Pensare Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLS”. The issued and outstanding Pensare Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLSW”. The issued and outstanding Pensare Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “WRLSR”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Pensare, threatened in writing against Pensare by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Pensare Units, the shares of Pensare Common Stock, Pensare Rights or Pensare Warrants or terminate the listing of Pensare on the Nasdaq Capital Market. None of Pensare or any of its Affiliates has taken any action in an attempt to terminate the registration of the Pensare Units, the shares of Pensare Common Stock, the Pensare Rights or the Pensare Warrants under the Exchange Act.

Section 5.16           Brokers.

Except for Early Bird Capital, Inc. and Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pensare or Merger Sub.

Section 5.17           Pensare Trust Fund.

As of the date of this Agreement, Pensare has no less than $287,680,000 in a trust account at J.P. Morgan Chase Bank (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Co. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 27, 2017, between Pensare and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Pensare has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Pensare or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Pensare and the Trustee that would cause the description of the Trust Agreement in the Pensare SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Pensare, that would entitle any Person (other than stockholders of Pensare who shall have elected to redeem their shares of Pensare Common Stock pursuant to the Pensare Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Pensare Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Pensare, threatened in writing with respect to the Trust Account.

Section 5.18           Prior Business Operations.

Pensare has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the Transactions.

Section 5.19           Pensare’s and Merger Sub’s Investigation and Reliance. Each of Pensare and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Pensare and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Pensare, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. Neither Pensare nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of the Company Subsidiaries or Representatives (including, without limitation, the Company Stockholders), except as expressly set forth in Article IV (as modified by the Company Disclosure Letter). Neither the Company nor any of its stockholders, Affiliates or Representatives shall have any liability to Pensare, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Pensare or Merger Sub, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01           Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, unless Pensare shall otherwise consent in writing:

(i)         the businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and

(ii)        the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)           By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Section 6.01(b) of the Company Disclosure Letter or as otherwise required by Law, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Pensare, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)         amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents in a manner that could reasonably be expected to adversely affect Pensare;

(ii)        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for (A) the issuance of Company Common Stock issuable pursuant to the Company Stock Option Plans as in effect on the date hereof, (B) the issuance of Company Warrants or (C) the issuance of any Company Common Stock upon the conversion of any Company Preferred Stock) or (ii) except in the ordinary course of business and in a manner consistent with past practice, any material assets of the Company or any Company Subsidiary;

(iii)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends, distributions or other payments that accrue on the shares of Company Preferred Stock pursuant to the Certificate of Incorporation of the Company;

(iv)       reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v)        (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money (other than borrowings under the Company Credit Agreement) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi)       (A) hire any additional officers or consultants except in the ordinary course of business, (B) fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any officer’s employment or consultant’s services except in the ordinary course of business, or (C) increase the compensation payable or to become payable to, or the benefits to be provided to, its officers or directors, in each case except in the ordinary course of business;

(vii)      other than pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary, except in the ordinary course of business consistent with past practice;

(viii)     exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Option as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise;

(ix)        adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business consistent with past practices;

(x)        take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)       make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xii)      intentionally permit any material item of Company Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property Rights;

(xiii)     fail to comply with the terms of any Communications Licenses, except for such non-compliance that would not materially and adversely affect the Company; or

(xiv)     enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02           Conduct of Business by Pensare and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements, issuing the PIPE Securities and consummating the Private Placement), Pensare agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Pensare and Merger Sub shall be conducted only in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or in connection with the terms and conditions of, any Subscription Agreement, except as otherwise required by Law, neither Pensare nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)           amend or otherwise change the Pensare Organizational Documents or the Merger Sub Organizational Documents or form any Subsidiary of Pensare other than Merger Sub, other than one or more amendments to extend the Termination Date as defined in Section 9.6 of the Pensare Certificate of Incorporation;

(b)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Pensare Organizational Documents, including the Pensare Stockholder Redemptions;

(c)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock except for redemptions from the Trust Fund that are required pursuant to the Pensare Organizational Documents, including the Pensare Stockholder Redemptions;

(d)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Pensare or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Pensare or Merger Sub (except for entering into various Subscription Agreements, issuing the PIPE Securities and consummating the Private Placement);

(e)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(f)           incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pensare, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g)           make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)           make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

(i)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of Pensare or Merger Sub;

(j)            amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)           enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03           Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Pensare on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit (i) the Company from pursuing a claim against Pensare or the Pensare Stockholders pursuant to this Agreement for legal relief against monies or other assets of Pensare held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for fraud or (ii) the Company from bringing a claim for damages for breach of this Agreement against Pensare (or any successor entity) in the event this Agreement is terminated for any reason and Pensare consummates a Business Combination transaction with another party; provided, further, that the foregoing waiver will not apply to the Company’s redemption or liquidation rights with respect to any shares of Pensare Common Stock purchased by the Company in the open market after the date of this Agreement and prior to the Effective Time. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Pensare shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Pensare prevails in such action or proceeding.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01           Joint Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, Pensare and the Company shall prepare and file with the SEC a joint information statement/proxy statement/prospectus (as amended or supplemented, the “Joint Proxy Statement”) to be sent to the stockholders of the Company and Pensare relating to (i) with respect to the Company’s stockholders, the action taken by certain stockholders of the Company pursuant to the Written Consent, including the notice required pursuant to Sections 228 and 262 of the DGCL, and (ii) with respect to Pensare’s stockholders, the meeting of Pensare’s stockholders (the “Pensare Stockholders’ Meeting”) to be held to consider approval and adoption of the business combination provided for in this Agreement by approving and adopting (A) this Agreement and the Transactions, (B) the amendments to the Pensare Certificate of Incorporation set forth in Exhibit A-1, (C) the issuance of Pensare Common Stock as contemplated by this Agreement and pursuant to the Private Placement (if applicable), (D) a proposal to adjourn the Pensare Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Pensare Stockholders’ Meeting to approve the foregoing proposals, and (E) any other proposals the parties deem necessary to effectuate the Merger and other the Transactions or as may be mutually agreed upon by the Company and Pensare (collectively, the “Pensare Proposals”). The Company shall furnish all information concerning the Company as Pensare may reasonably request in connection with such actions and the preparation of the Joint Proxy Statement. Pensare shall file the definitive Joint Proxy Statement with the SEC and cause the Joint Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Pensare, as promptly as practicable (but in no event later than five (5) Business Days) following the earlier to occur of: (Y) in the event the preliminary Joint Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the preliminary Joint Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC. The Company shall mail or otherwise deliver the Joint Proxy Statement to its stockholders in accordance with the time frame immediately above.

(b)           Prior to filing with the SEC, Pensare will make available to the Company drafts of the Joint Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Joint Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Pensare shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Pensare will advise the Company promptly after it receives notice thereof, of: (A) the time when the Joint Proxy Statement has been filed; (B) in the event the preliminary Joint Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Joint Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Joint Proxy Statement; (E) the issuance of any stop order by the SEC; (F) any request by the SEC for amendment of the Joint Proxy Statement; (G) any comments from the SEC relating to the Joint Proxy Statement and responses thereto; and (H) requests by the SEC for additional information. Prior to responding to any requests or comments from the SEC, Pensare will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(c)           Pensare represents that the information supplied by Pensare for inclusion in the Joint Proxy Statement shall not, at (i) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Pensare, (ii) the time of the Pensare Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Pensare or Merger Sub, or their respective officers or directors or otherwise supplied by Pensare for inclusion in the Joint Proxy Statement, should be discovered by Pensare which should be set forth in an amendment or a supplement to the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Pensare shall promptly inform the Company. All documents that Pensare is responsible for filing with the SEC in connection with the Merger or the Transactions, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Pensare shall make all necessary filings, if any, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(d)           The Company represents that the information supplied by the Company for inclusion in the Joint Proxy Statement shall not, at (i) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Pensare, (ii) the time of the Pensare Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors or otherwise supplied by the Company for inclusion in the Joint Proxy Statement, should be discovered by the Company which should be set forth in an amendment or a supplement to the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Pensare. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02           Pensare Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a)           Pensare shall call and hold the Pensare Stockholders’ Meeting as promptly as practicable for the purpose of voting solely upon the Pensare Proposals, and Pensare shall use its reasonable best efforts to hold the Pensare Stockholders’ Meeting within 30 Business Days (but no later the 45 days) following the date the Joint Proxy Statement is mailed to the Pensare Stockholders. Pensare shall use its reasonable best efforts to obtain the approval of the Pensare Proposals at the Pensare Stockholders’ Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Pensare Proposals. Pensare covenants that none of the Pensare Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Pensare Board to withdraw or modify, in a manner adverse to the Company, the Pensare Recommendation or the approval or recommendation by the Pensare Board of the Pensare Proposals and the Joint Proxy Statement shall include the Pensare Recommendation and the recommendation of the Pensare Board to the Pensare Stockholders in favor of the Pensare Proposals.

(b)           Promptly following the execution of this Agreement, Pensare shall approve and adopt this Agreement and approve the Merger, as the sole stockholder of Merger Sub.

Section 7.03           Stockholders’ Written Consent. Subject to the terms set forth in this Agreement, the Company shall use all reasonable efforts to seek the irrevocable written consent of the Company Stockholders (the “Written Consent”) as is required to approve and adopt the Transactions (including the Merger) as soon as reasonably practicable, and in any event within 48 hours, after the execution of this Agreement.

Section 7.04           Access to Information; Confidentiality.

(a)           From the date of this Agreement until the Effective Time, the Company and Pensare shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish as promptly as practicable to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request; provided, that neither the Company nor Pensare shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)           All information obtained by the parties pursuant to this Section 7.04 shall constitute “Evaluation Material” (as defined in the Confidentiality Agreement) and shall be subject to the terms of the confidentiality agreement, dated August 8, 2018 (the “Confidentiality Agreement”), between Pensare and the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, each party and its Representatives may consult any tax advisor that is its Representative regarding the tax treatment and tax structure of the Transactions contemplated hereby in accordance with the terms of the Confidentiality Agreement and may disclose to any Person that is its Representative in accordance with the Confidentiality Agreement, the tax treatment and tax structure of the Transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05           Solicitation.

(a)           From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information of the Company or data to, any Person in connection with an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract to effect an Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) in connection with an Acquisition Proposal. The Company shall promptly notify Pensare (and in any event within twenty-four hours) of the receipt of any Acquisition Proposal after the date hereof.

(b)           Notwithstanding Section 7.05(a), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 7.05(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of the Company Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Pensare); provided, that the Company shall promptly provide to Pensare and Merger Sub any material non-public information that is provided to any such person which has not previously been provided to Pensare and Merger Sub.

(c)           The Company Board shall not take any of the actions referred to in Section 7.05(b) unless the Company shall have delivered to Pensare a prior written notice advising Pensare that it intends to take such action. The Company shall notify Pensare promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall, to the extent permitted by applicable Law and any confidentiality agreement to which the Company is then subject, identify the third party making any such Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Acquisition Proposal, indication or request. The Company shall keep Pensare reasonably informed, on a current and prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide Pensare copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to Pensare.

(d)           Except as set forth in this Section 7.05(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Pensare or Merger Sub, the Company Board Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Acquisition Proposal or Superior Proposal, (ii) make any public statement inconsistent with the Company Board Recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of the Company Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement with respect to an Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Pensare, in writing, at least 24 hours (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Company Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (1) state expressly that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries’ Representatives to, during the Notice Period, negotiate with Pensare in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, if Pensare, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least 24 hours remains in the Notice Period subsequent to the time the Company notifies Pensare of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Pensare during the Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company has complied with its obligations under this Section 7.05.

(e)           Nothing contained in this Section 7.05 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 7.05(e) that does not contain either an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board Recommendation.

(f)           From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Pensare shall not, and shall cause its Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate, encourage or engage in (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to any merger, purchase of ownership interests or assets of, recapitalization or similar business combination transaction involving any Person that is not the Company (“Pensare Acquisition Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information of Pensare or data to, any Person in connection with a Pensare Acquisition Proposal, (iii) enter into, engage in and maintain discussions, investigations, due diligence or negotiations with respect to any Pensare Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Pensare Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Pensare Acquisition Proposal, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract to effect an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Pensare Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Pensare shall, and shall instruct and cause Merger Sub and any other Subsidiary of Pensare and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) in connection with a Pensare Acquisition Proposal. Pensare shall promptly notify the Company (and in any event within twenty-four hours) of the receipt of any Pensare Acquisition Proposal after the date hereof.

Section 7.06           Employee Benefits Matters.

(a)           During the period commencing at the Closing Date and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the employee’s termination of employment with Pensare and its subsidiaries), Pensare shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time with (i) annual base salary or wage level at no less than is in effect immediately prior to the Closing Date, (ii) annual target bonus opportunities (excluding equity-based compensation) that are no less than those in effect immediately prior to the Closing Date, and (iii) employee benefits (excluding any retiree healthcare or defined benefit retirement benefits) that are substantially similar, in the aggregate, than the employee benefits (excluding any retiree healthcare or defined benefit retirement benefits or equity compensation plans and/or agreement) provided by the Company and the Company Subsidiaries immediately prior to the Closing Date.

(b)           Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate, vesting and benefit accruals under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Pensare shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans established or maintained by the Surviving Corporation or any of its subsidiaries, deductible and out-of-pocket expenses paid by employees of the Company or the Company Subsidiaries in the calendar year in which the Effective Time occurs.

Section 7.07           Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall, and Pensare shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the Transactions, in each case to the full extent permitted under applicable Law (and the Surviving Corporation shall, and Pensare shall cause the Surviving Corporation and its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party). Any D&O Indemnified Party wishing to claim indemnification under this Section 7.07 shall notify the Surviving Corporation upon learning of any such Action (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 7.07 except to the extent such failure prejudices such party). The parties agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b)           The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Certificate of Incorporation and Articles V and VI of the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

(c)           The Surviving Corporation shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company and the Company Subsidiaries as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the Company’s directors and officers, and shall remain in effect for the six-year period following the Closing. Pensare shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.07(c).

(d)           Pensare covenants, for itself and its successors and assigns, including the Surviving Corporation and its Subsidiaries, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current and former directors of the Company or the Company Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their status of a director of the Company or one of the Company Subsidiaries.

Section 7.08           Notification of Certain Matters.

The Company shall give prompt notice to Pensare, and Pensare shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09           Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) within ten (10) Business Days following the execution of this Agreement make, or cause to be made its respective filings under the HSR Act, and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (b) promptly following the execution of this Agreement, make or cause to be made its filings under applicable Communications Laws with respect to the Transactions, with the Company having the primary responsibility for preparing and filing such submissions, and (c) use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)           The parties agree that they will consult and cooperate with each other with respect to the obtaining of all of the FCC and State PUC Consents. Each of the Company, the Company Subsidiaries, Pensare and Merger Sub shall cooperate with the other parties and use its reasonable best efforts to prosecute or cause to be prosecuted all such applications to a favorable conclusion, and shall work with the other parties to file or cause to be filed all required notices of consummation with the FCC and the applicable State PUC.

(c)           Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the transactions contemplated by this Agreement. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(d)           Notwithstanding anything to the contrary in this Agreement, certain consents and waivers with respect to the Transactions may be required from parties to contracts to which the Company or a Company Subsidiary is a party that have not been and may not be obtained. Neither the Company nor any of its Affiliates shall have any liability to Pensare arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Transactions or because of the termination of any contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VIII, except as expressly set forth therein. In addition, the parties agree that the Surviving Corporation shall be responsible for all fees, costs and expenses (including legal fees) incurred by the Company in connection with obtaining any consent, amendment, modification or waiver from any counterparty to a contract to which the Company or any Company Subsidiary is a party in connection with the Transactions and the parties’ obligations hereunder.

Section 7.10           Public Announcements.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Pensare and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX), unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Pensare and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Notwithstanding the foregoing, the restrictions in this Section 7.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 7.05. Furthermore, nothing contained in this Section 7.10 shall prevent the Company Sponsors and/or their respective Affiliates from furnishing customary information concerning the Transactions to their investors and prospective investors.

Section 7.11           Section 280G Consents. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payments or benefits in connection with the transactions contemplated by this Agreement, the Company will (a) no later than two (2) Business Days prior to soliciting stockholder approval, obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit with respect to each individual who provides a duly executed 280G Waiver, stockholder approval (in a manner satisfying the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A- 7) of the rights of any such “disqualified individual” to receive the Waived 280G Benefits. As promptly as practicable prior to soliciting 280G Waivers from the “disqualified individuals,” the Company shall provide drafts of such waivers and disclosure materials to Pensare for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed). If any of the Waived 280G Benefits fail to be approved by the stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Pensare evidence reasonably acceptable to Pensare that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.11 and that either (i) the requisite number of votes of the stockholders of the Company was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

Section 7.12           Pensare Management.

Prior to the Closing, Pensare and the Company shall cooperate in good faith to select additional persons that are mutually acceptable to Pensare and the Company to be appointed at Closing to senior managements positions at Pensare and the Surviving Corporation (in addition to the persons being appointed as officers of Pensare and the Surviving Corporation pursuant to Section 2.05).

Section 7.13           Trust Account.

As of the Effective Time, the obligations of Pensare to dissolve or liquidate within a specified time period as contained in Pensare’s Certificate of Incorporation will be terminated and Pensare shall have no obligation whatsoever to dissolve and liquidate the assets of Pensare by reason of the consummation of the Merger or otherwise, and no Pensare Stockholder shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Effective Time, Pensare shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the Exchange Agent and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14           Stock Exchange Listing.

Pensare will use its reasonable best efforts to cause the Stock Consideration or, if determined to be appropriate by Pensare and the Company or otherwise listed in connection with the Private Placement of PIPE Securities, the Pensare Securities, issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at Closing. During the period from the date hereof until the Closing, Pensare shall use its reasonable best efforts to keep the Pensare Units, Pensare Common Stock, Pensare Rights and Pensare Warrants listed for trading on the Nasdaq Capital Market.

Section 7.15           Company Credit Agreement.

(a)           Subject to Section 7.15(c), the Company shall take such actions as are reasonably necessary to ensure that the Transactions will satisfy the requirements of a Permitted Change of Control under the Company Credit Agreement, including (i) delivering the notice required by clause (vii)(x) of the definition of Permitted Change of Control at least fifteen (15) Business Days prior to the Closing Date, (ii) facilitating delivery of “know-your-customer” information relating to Pensare and Merger Sub that has been requested by the administrative agent or any lender under the Company Credit Agreement pursuant to clause (vii)(y) of the definition of Permitted Change of Control and (iii) delivering the certificate required by clause (viii) of the definition of Permitted Change of Control (but excluding payment of any fees or expenses in connection with obtaining any necessary consent, amendment, modification or waiver, which fees and expenses are the addressed in clause (c) below). Pensare shall use reasonable best efforts to cooperate with and assist the Company in connection with the foregoing and shall provide the Company with any readily available financial information and “know-your-customer” information relevant to the occurrence of a Permitted Change of Control under the Company Credit Agreement, and execute any documents relevant to the occurrence of a Permitted Change of Control under the Company Credit Agreement, in each case, that is reasonably requested by the Company in connection with the foregoing.

(b)           Subject to Section 7.15(d), on the Closing Date, (i) Pensare shall contribute the Deleveraging Amount to the Surviving Corporation, (ii) immediately thereafter, Pensare shall cause the Surviving Corporation to contribute the Deleveraging Amount to TelePacific Opco, and (iii) immediately thereafter, Pensare shall cause TelePacific Opco to pay to the lenders under the Company Credit Agreement an amount equal to the Deleveraging Amount (or a portion thereof, in the case that the Company elects to keep a portion of the Deleveraging Amount as cash on the balance sheet of Telepacific Opco in accordance with Section 3.05(c)). Prior to the Closing, at the request of Pensare, the Company will deliver a prepayment notice under the Company Credit Agreements in respect of the prepayment, if any, to be made pursuant to this clause (b), which prepayment notice shall be conditional upon the consummation of the Transactions in accordance with the terms of the Company Credit Agreement.

(c)           The Surviving Corporation shall be responsible for all fees, costs and expenses incurred by the Company and Pensare in connection with obtaining any consent, amendment, modification or waiver under the Company Credit Agreement in order to permit the Transactions contemplated hereunder to constitute a Permitted Change of Control thereunder.

(d)           Notwithstanding anything to the contrary herein, Pensare may, at its option and with the Company’s written consent, not to be unreasonably withheld, (i) choose not to pay the Deleveraging Amount and (ii) in lieu thereof, require the Company to enter into a replacement credit facility (“Replacement Credit Facility”) for the Surviving Corporation that will provide net proceeds sufficient to pay in full all indebtedness outstanding under the Company Credit Agreement and otherwise shall be on such terms as are mutually and reasonably acceptable to Pensare and the Company. Pensare shall provide written notice to the Company if it chooses to exercise its rights under this Section 7.15(d) no later than ten (10) business days prior to the Closing Date. The Company shall cooperate with reasonable and customary requests of Pensare in connection with the Replacement Credit Facility at Pensare’s sole expense.

Section 7.16           Contact with Customers, Suppliers and other Business Relations.

From the date hereof until the Closing Date, Pensare and Merger Sub shall not, and shall cause their Affiliates not to, and shall direct their Representatives not to, contact or communicate with any customers, Suppliers, distributors or licensors of the Company or any other Persons having a business relationship with the Company regarding the Transactions without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned). Pensare and its Representatives may freely contact the Company’s employees set forth on Section 7.16 of the Company Disclosure Letter (the “Management Team”) to discuss the post-Closing transition relating to the transactions contemplated hereby and may contact other employees of the Company to discuss the post-Closing transition relating to the transactions contemplated hereby only with the consent of an individual from the Management Team (which shall not be unreasonably withheld, delayed or conditioned).

Section 7.17           Extension.

If, by April 1, 2019, Pensare and the Company determine that that the Closing is unlikely to be consummated on or before May 1, 2019 (the “First Expiration Date”), then Pensare shall take all actions necessary to obtain the approval of the Pensare Stockholders to extend the deadline for Pensare to consummate its initial Business Combination (the “Extension”) to a date after the First Expiration Date but prior to the Outside Date in accordance with the Pensare Organizational Documents. Pensare shall use its reasonable best efforts to obtain stockholder approval for any and all required Extensions during the term of this Agreement.

Section 7.18           Release.

Effective upon and following the Closing, Pensare, on its own behalf and on behalf of its Affiliates, Related Parties, Representatives, successors and assigns claiming through or by Pensare, generally, absolutely, irrevocably, unconditionally and completely releases and forever discharges each Company Stockholder and each of their respective Affiliates, Related Parties, Representatives, successors and assigns (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any the Company or any Company Subsidiary occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Stockholder Released Parties; provided, however, that nothing in this Section 7.18 shall release the Company Stockholder Released Parties from their obligations under this Agreement or the other Ancillary Agreements.

Section 7.19           2018 Audited Financials.

The Company shall use commercially reasonable efforts to deliver to Pensare the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018, and the related audited consolidated statements of income, statements of operations, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries by March 31, 2019 (audited in accordance with the auditing standards of Public Company Accounting Oversight Board and any division or subdivision thereof) (the “2018 Audited Financial Statements”). If the 2018 Audited Financial Statements shall not be delivered by the Company to Pensare by March 31, 2019, and such delay in the delivery of the 2018 Audited Financial Statements is the primary reason that requires an Extension, then the Company and Pensare shall work in good faith to obtain the Extension and take any other required actions to permit, prior to the Outside Date (as the same may be extended pursuant to Section 9.01(b)), the closing of the Merger and other Transactions in accordance with this Agreement.

Article VIII

CONDITIONS TO THE MERGER

Section 8.01           Conditions to the Obligations of Each Party.

The obligations of the Company, Pensare and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)           Written Consent. The Written Consent shall have been delivered.

(b)           Pensare Stockholder Approval. The Pensare Proposals shall have been approved and adopted by the requisite affirmative vote of the Pensare Stockholders at the Pensare Stockholders’ Meeting in accordance with the Joint Proxy Statement, the DGCL and the Pensare Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, or Order which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)           U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e)           FCC and State PUC Approvals. All FCC and State PUC Consents set forth on Section 8.01(e) of the Company Disclosure Letter and any approvals or authorization with respect thereto, shall have been obtained, and shall be in full force and effect.

(f)           Available Cash. After giving effect to (i) the exercise of Redemption Rights by holders of the outstanding shares of Pensare Common Stock and (ii) the sale and issuance by Pensare of Pensare Common Stock or other PIPE Securities, if any, between the date of this Agreement and the Effective Time, Pensare shall have at least an aggregate of $415,000,000 of cash held either in or outside of the Trust Account.

(g)           Third Party Consents. All consents from third parties under any Material Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement and set forth on Exhibit B shall have been obtained from such third parties.

(h)           Company Credit Agreement. Unless the Company is entering into a Replacement Credit Facility on the Closing Date in accordance with Section 7.15(d), the consummation of the Transactions on the Closing Date shall not result in a default or an event of default under the Company Credit Agreement, assuming (i) the satisfaction of requirements that by their nature are to be satisfied by actions taken at the Closing and (ii) the application of the Deleveraging Amount in accordance with Section 3.05(d) and Section 7.15. If the Company is entering into a Replacement Credit Facility on the Closing Date in accordance with Section 7.15(d), the consummation of the Transactions on the Closing Date shall not result in a default or an event of default under the Replacement Credit Facility, assuming the satisfaction of requirements that by their nature are to be satisfied by actions taken at the Closing, and the net proceeds from the Replacement Credit Facility shall be sufficient to pay in full all indebtedness outstanding under the Company Credit Agreement.

Section 8.02           Conditions to the Obligations of Pensare, and Merger Sub.

The obligations of Pensare and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Pensare:

(a)           Representations and Warranties. The (i) representations and warranties of the Company contained in Section 4.03(a) (Capitalization) shall be true and correct in all respects as of the Closing as though made on the Closing, except for de minimis errors therein or as modified to reflect any exercise of Company Options or Company Warrants permitted herein or any issuance or conversion of Company Stock permitted herein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement) and Section 4.23 (Brokers) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) as of the Closing as though made on the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate. The Company shall have delivered to Pensare a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d)           Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(e)           Dissenting Shares. The number of Dissenting Shares shall not be in excess of ten percent (10%) of the outstanding shares of Company Common Stock.

(f)           Net Debt; Payment Spreadsheet. The Company shall have delivered to Pensare its calculation of Net Debt and the Payment Spreadsheet in accordance with Section 3.05(a).

(g)           Resignation. Other than those persons who Pensare has identified as continuing directors, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(h)           Ancillary Agreements. The Company shall deliver, or cause to be delivered, to Pensare, a duly executed copy of the Registration Rights Agreement and Lock-Up Agreement, and the Investor Rights Agreement.

(i)            FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Pensare a properly executed certification that shares of Company Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Pensare with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 8.03           Conditions to the Obligations of the Company and the Company Stockholders.

The obligations of the Company and the Company Stockholders to consummate the Transactions, including the Merger, are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties. The representations and warranties of Pensare and/or Merger Sub contained in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to This Agreement), and Section 5.16 (Brokers), shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Pensare Material Adverse Effect” or any similar limitation contain herein) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of Pensare and/or Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Pensare Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pensare Material Adverse Effect.

(b)           Agreements and Covenants. Pensare and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate. Pensare shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Pensare, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

(d)           Pensare Material Adverse Effect. Since the date of this Agreement, no Pensare Material Adverse Effect shall have occurred.

(e)           Disbursement of Trust Account. Pensare shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Pensare immediately prior to the Effective Time, and all such funds release from the Trust Account shall be available to Pensare.

(f)           Ancillary Agreements. Pensare shall deliver, or cause to be delivered, to the Company, a duly executed copy of the Registration Rights Agreement and Lock-Up Agreement and the Investor Rights Agreement.

(g)           Pensare Organizational Documents. Pensare shall have duly and validly amended and restated the Pensare Organizational Documents with the requisite approval of the Pensare Stockholders and/or the Pensare Board, as applicable.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination.

This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Pensare, as follows:

(a)           by mutual written consent of Pensare and the Company;

(b)           by either Pensare or the Company if the Effective Time shall not have occurred prior to September 30, 2019 (the “Outside Date”); provided, however, that if failure to effect the Transactions, including the Merger, by the Outside Date is due solely to a delay in obtaining the consents and approvals contemplated by Section 8.01(e), the Outside Date shall be February 28, 2020; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)           by either Pensare or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger; provided, that the party so requesting termination shall have complied with Section 7.09;

(d)           by either Pensare or the Company if (i) any of the Pensare Proposals shall fail to receive the requisite vote for approval at the Pensare Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof or (ii) if, at any time after March 5, 2019, Pensare Stockholder Redemptions result in the sum of (x) the amount remaining in the Trust Fund plus (y) the amount of commitments for PIPE Securities pursuant to executed Subscription Agreements in effect at such time being less than $415,000,000;

(e)           by Pensare upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Pensare has not waived such Terminating Company Breach and Pensare is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Pensare may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by Pensare to the Company;

(f)           by Pensare if the Company Board or a committee thereof (A) shall have made a Company Adverse Recommendation Change, (B) withdrawn or modified in any manner adverse to Pensare or Merger Sub its approval or recommendation of the Merger or this Agreement, or (C) approved or recommended any Acquisition Proposal;

(g)           by Pensare if the Company shall have failed to deliver the Written Consent to Pensare within 48 hours after the execution of this Agreement by each party;

(h)           by Pensare if there shall have occurred a Company Material Adverse Effect;

(i)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Pensare and Merger Sub set forth in this Agreement, or if any representation or warranty of Pensare and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating Pensare Breach”); provided that the Company has not waived such Terminating Pensare Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Pensare Breach is curable by Pensare and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(i) for so long as Pensare and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to Pensare;

(j)            by the Company upon written notice to Pensare, at any time prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.05(d); provided, that in the event of such termination the Company pays the Company Termination Fee due under Section 9.03(b) in accordance with Section 9.03;

(k)           by the Company if Pensare shall have failed to obtain an Extension required pursuant to Section 7.17 prior to the consummation of the Transactions; or

(l)            by the Company if Pensare shall have failed to obtain commitments of at least $150 million (pursuant to executed Subscription Agreements) for the Private Placement by March 5, 2019.

Section 9.02           Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.10, Section 9.02 Section 9.03, Section 10.01, Section 10.05, and Section 10.06 or in the case of termination subsequent to willful or intentional breach of this Agreement by a party hereto.

Section 9.03           Expenses; Termination Fee.

(a)          Except as otherwise set forth in this Section 9.03 or elsewhere provided herein, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transactions are consummated, except that: (i) Pensare and the Company shall each pay one-half of all expenses relating to (A) all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, (B) the filing fee for the Notification and Report Forms filed under the HSR Act and (C) the filing fees relating to the FCC and State PUC Consents; and (ii) in the event the Transactions are consummated, the Surviving Corporation shall be responsible for any fees and expenses payable by the Company to Evercore Group, L.L.C. and Q Advisors, LLC, under and pursuant to the terms of their respective engagement letters, for their services rendered in connection with the Transactions.

(b)          In the event that this Agreement is terminated by (I) Pensare pursuant to Section 9.01(f) or (II) the Company pursuant to Section 9.01(j), the Company shall pay the Company Termination Fee to Pensare or its designee by wire transfer of same day funds (x) in the case of Section 9.03(b)(I), within two (2) Business Days after such termination, and (y) in the case of Section 9.03(b)(II), simultaneously with such termination.

(c)          As used herein, “Company Termination Fee” shall mean a cash amount equal to $15,000,000.

(d)          Each of the parties hereto agrees that Pensare’s right in this Section 9.03 to receive payment of the Company Termination Fee shall be the sole and exclusive monetary remedy of Pensare, Merger Sub, and any of their respective Affiliates, Representatives or direct or indirect equity holders (whether at law, in equity, in contract, in tort or otherwise) against the Company, any Company Stockholder or any of their respect Related Parties or Representatives (each, a “Company Related Party”) in the event that this Agreement is terminated in accordance with Section 9.01(f) or Section 9.01(j). Upon payment of the Company Termination Fee in connection with the termination of this Agreement pursuant to Section 9.03(b), (i) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or any of the Transactions (or the termination thereof), (ii) none of Pensare, Merger Sub, and any of their respective Affiliates, Representatives or direct or indirect equity holders shall be entitled to bring or maintain any action, suit or proceeding against any Company Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the Transactions (or the termination thereof) or any matters forming the basis for such termination and (iii) Pensare shall cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the Transactions (or the termination thereof), to the extent maintained by Pensare, Merger Sub, and any of their respective Affiliates, Representatives or direct or indirect equity holders against any Company Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after such payment of the Company Termination Fee. Pensare shall not be entitled to collect the Company Termination Fee on more than one occasion.

Section 9.04           Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, and subject to adjustments expressly set forth herein, that, after the approval and adoption of this Agreement and the Transactions by the Company Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05           Waiver.

At any time prior to the Effective Time, (I) Pensare may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (II) the Company may (a) extend the time for the performance of any obligation or other act of Pensare or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Pensare or Merger Sub contained herein or in any document delivered by Pensare and/or Merger pursuant hereto and (c) waive compliance with any agreement of Pensare or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations, Warranties and Agreements.

The representations, warranties, agreements and covenants to be performed prior to or at the Effective Time in this Agreement and in any Ancillary Agreement pursuant hereto shall terminate at the Effective Time, except that this Section 10.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

Section 10.02         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Pensare or Merger Sub:

Pensare Acquisition Corp.
1720 Peachtree Street, Suite 629
Atlanta, GA 30309
Attention:        Dr. Robert Willis
Email:              rw@pensaregrp.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention:        Alan I. Annex, Esq.
Email:              annexa@gtlaw.com

if to the Company:

U.S. TelePacific Holdings Corp.
515 S. Flower St. 45th Floor
Los Angeles, CA 90071
Telephone No.: (866) 699-8242
Attention:        William (Bill) Hunt
Email:              william.hunt@tpx.com

with a copy (which shall not constitute notice) to:

Investcorp International, Inc.
280 Park Avenue
New York, NY 10017
Attention: David Tayeh; Anand Radhakrishnan

Email: dtayeh@Investcorp.com; aradhakrishnan@Investcorp.com
Facsimile: (212) 599 4700

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Sean Griffiths

Email: sgriffiths@gibsondunn.com
Facsimile: (212) 351-5222

Section 10.03         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04         Entire Agreement; Assignment.

This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations and no such assignment shall be permitted in the event it could reasonably be expected to delay the consummation of the Transactions.

Section 10.05         Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06, Section 7.07, Section 7.18 and Section 10.10 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06         Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07         Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08         Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09         Counterparts.

This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10         Legal Representation.

Pensare, Merger Sub, the Company and their respective Affiliates acknowledge and agree that Gibson Dunn has acted as counsel for certain of the Company Stockholders, the Company, and their respective Affiliates for several years and that such stockholders reasonably anticipate that Gibson Dunn will continue to represent them in future matters. Accordingly, Pensare, Merger Sub, the Company and their respective Affiliates expressly consent to Gibson Dunn’s representation of the Company Stockholders in any post-Closing matter in which the interests of Pensare, Merger Sub and the Surviving Corporation, on the one hand, and the Company Stockholders, on the other hand, are adverse, including, without limitation, any matter relating to the Transactions or any disagreement or dispute relating thereto, and whether or not such matter is one in which Gibson Dunn may have previously advised the Company Stockholders, the Company or their respective Affiliates. Furthermore, Pensare and the Company irrevocably waive any right they may have to discover or obtain information or documentation relating to the representation of the Company or the Company Stockholders by Gibson Dunn in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to the Company Stockholders. Pensare, Merger Sub, the Company and their respective Affiliates further covenant and agree that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the Transactions. Upon and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is specifically engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either such engagement involves no conflict of interest with respect to the Company Stockholders or their respective Affiliates or the Company Stockholders or their respective Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation of the Surviving Corporation by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. If and to the extent that, at any time subsequent to the Closing, Pensare, Merger Sub, the Surviving Corporation or their Affiliates shall have the right to assert or waive an attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Pensare, Merger Sub, the Surviving Corporation or any of their Affiliates shall be entitled to waive such privilege only with the prior written consent of IVC (such consent not to be unreasonably withheld, delayed or conditioned).

Section 10.11         No Presumption Against the Drafting Party.

Each of Pensare, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.12         Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, Pensare, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PENSARE ACQUISITION CORP.

By	/s/ Dr. Robert Willis
Name:	Dr. Robert Willis
Title:	President

TANGO MERGER SUB CORP.

By	/s/ Dr. Robert Willis
Name:	Dr. Robert Willis
Title:	President

U.S. TELEPACIFIC HOLDINGS CORP.

By	/s/ Richard A. Jalkut
Name:	Richard A. Jalkut
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A-1

Second Amended and Restated Certificate of Incorporation of Pensare

See attached.

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PENSARE ACQUISITION CORP.

___________, 2019

Pensare Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Pensare Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 7, 2016 (the “Original Certificate”). The first certificate of amendment of the Original Certificate was filed with the Secretary of State on May 10, 2016. The second certificate of amendment of the Original Certificate was filed with the Secretary of State on December 19, 2016. The third certificate of amendment of the Original Certificate was filed with the Secretary of State on May 11, 2017. The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), was filed on July 27, 2017 which both restates and amends the provisions of the Original Certificate, as amended.

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the affirmative vote of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I

NAME

The name of the corporation is TPx Corp. (the “Corporation”).

Article II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

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Article III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

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(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and the Bylaws.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be not less than three, with at least one director in each of Class I, Class II and Class III. The exact number of directors shall be fixed from time to time by the action of a majority of the entire Board, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

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(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and except as otherwise provided in that certain Investor Rights Agreement to which the Corporation is a party, dated as of ___________, 2019, with certain holders of Common Stock (the “Investor Rights Agreement”), newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time with cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock -_Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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Article VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Second Amended and Restated Certificate (including any Preferred Stock Designation), or by the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII

MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Stockholder Action by Written Consent Without a Meeting. The stockholders of the Corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting.

Article VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX

FORUM

Section 9.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Section 9.2 Foreign Action. If any action the subject matter of which is within the scope of Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.3 Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

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Article X

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Article XI

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

[Signature Page Follows]

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IN WITNESS WHEREOF, Pensare Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

PENSARE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT A-2

Second Amended and Restated By-laws of Pensare

See attached.

SECOND

AMENDED AND RESTATED
BY LAWS
OF
TPx CORP.
(THE “CORPORATION”)

Article I.

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II.

STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or outside of the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

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Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

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Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

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Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

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(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Stockholder Action by Written Consent Without a Meeting. The stockholders of the Corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting.

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Article III.

DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

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(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

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Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Article IV.

BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or outside of the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or outside of the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

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Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V.

COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation.

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Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

Article VI.

OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

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(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

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(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII.

SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

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Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

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Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

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Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

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Article VIII.

INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

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Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

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Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX.

MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

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(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

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Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

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EXHIBIT A-3

Amendment to Stock Escrow Agreement

See attached.

AMENDMENT NO. 1 TO STOCK ESCROW AGREEMENT

AMENDMENT No. 1 (this “Amendment”), dated as of _____ __, 2019, to the Stock Escrow Agreement (the “Agreement”), dated as of July 27, 2017, by and among Pensare Acquisition Corp., a Delaware corporation (the “Company”), Pensare Sponsor Group LLC, a Delaware limited liability company (the “Sponsor”), MasTec, Inc., a Florida corporation, Klaas Baks, Suzanne Shank, Dennis Lockhart, U. Bertram Ellis, Jr., Karl Krapek and Rayford Wilkins, Jr. (together with the Sponsor, the “Initial Holders”), and Continental Stock Transfer & Trust Company (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the Company, Tango Merger Sub Corp. and U.S. Telepacific Holdings Corp. have entered into that certain Business Combination Agreement, dated ______ __, 2019 (the “Business Combination Agreement”), pursuant to which the Company has agreed to, among other things, enter into this Amendment; and

WHEREAS, in connection with the Business Combination Agreement and pursuant to and in accordance with Section 6.2 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.           Exhibit A to the Agreement is hereby deleted and replaced with the revised Exhibit A attached to this Amendment.

Section 2.           Section 3 of the Agreement is hereby deleted and replaced with the following:

“3.            Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares until the termination of the applicable Escrow Period (as defined below).

With respect to each Initial Holder, in the case of the number of Escrow Shares set forth under the column “Initial Release Shares” on Exhibit A, the “Escrow Period” shall be the period beginning on the date the certificates representing such Escrow Shares are deposited with the Escrow Agent and ending on the earlier of (x) the first anniversary of the completion of the Company’s initial business combination (as such term is defined in the Registration Statement); (y) such time subsequent to the Company’s initial business combination as the last sales price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period and (z) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Company’s initial business combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

With respect to each Initial Holder, in the case of the number of Escrow Shares set forth under the column “Subsequent Release Shares” on Exhibit A, the “Escrow Period” shall be the period beginning on the date the certificates representing such Escrow Shares are deposited with the Escrow Agent and ending on the earlier of (x) the 18-month anniversary of the Company’s initial business combination (as such term is defined in the Registration Statement); (y) (i) with respect to 50% of such Escrow Shares, such time subsequent to the completion of the Company’s initial business combination as the last sales price of the Company’s Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, and (ii) with respect to the remaining 50% of such Escrow Shares, such time subsequent to the completion of the Company’s initial business combination as the last sales price of the Company’s Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; and (z) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Company’s initial business combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

On the termination date of the applicable Escrow Period, the Escrow Agent shall, upon written instructions from the Company, disburse the applicable Escrow Shares to the Initial Holders. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.”

Section 3.            Section 6.6 of the Agreement is hereby deleted and replaced with the following:

“6.6       Liquidation of the Company. The Company shall give the Escrow Agent prompt written notification of the liquidation of the Trust Account.”

Section 4.           This Amendment shall be binding upon and inure solely to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

Section 5.           This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

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Section 6.           If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 7.           This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.           This Amendment shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law which would require the application of the laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by as of the date first written above by their respective officers thereunto duly authorized.

PENSARE ACQUISITION CORP.

By:
Name: Darrell J. Mays
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

PENSARE SPONSOR GROUP, LLC

By:
Name: Darrell J. Mays
Title: Managing Member

MASTEC, INC.

By:
Name:
Title:

Name: Klaas Baks

Name: Suzanne Shank

Name: Dennis Lockhart

Name: U. Bertram Ellis, Jr.

Name: Karl Krapek

Name: Rayford Wilkins, Jr.

[Signature Page to Amendment No. 1 to the Stock Escrow Agreement]

EXHIBIT A

LIST OF INITIAL HOLDERS

Name	Initial Release Shares	Subsequent Release Shares

Pensare Sponsor Group, LLC 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	2,909,250	2,909,250

MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Attn: Chief Financial Officer General Counsel	850,500	850,500

Klaas Baks 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	13,500	13,500

Suzanne Shank 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	13,500	13,500

Dennis Lockhart 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	13,500	13,500

U. Bertram Ellis, Jr. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	13,500	13,500

Karl Krapek 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	13,500	13,500

Rayford Wilkins, Jr. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309	54,000	54,000

EXHIBIT C

Registration Rights and Lock-Up Agreement

See attached.

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of _________ ___, 2019, is made and entered into by and among Pensare Acquisition Corp., a Delaware corporation (the “Company”), and the undersigned parties listed under the heading “Holders” on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively the “Holders”).

WHEREAS, the Company and certain of the Holders (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of July 27, 2017 (the “Prior Agreement”);

WHEREAS, the Original Holders currently hold an aggregate of 7,762,500 shares (the “Founder Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Original Holders currently hold an aggregate of 10,512,500 warrants (the “Private Placement Warrants”) to purchase, at an exercise price of $11.50 per share (subject to adjustment), shares of Common Stock (the “Warrants”);

WHEREAS, certain of the Holders are acquiring shares of Common Stock or other Pensare Securities (as defined in the Business Combination Agreement (as defined below)) (the “Business Combination Shares”), on or about the date hereof, pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 31, 2019, by and among the Company, Tango Merger Sub Corp., a Delaware corporation, and U.S. TelePacific Holdings Corp., a Delaware corporation (“TPx”); and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for the terms and conditions included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” is defined in Section 3.6.

“Agreement” is defined in the preamble hereto.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Combination Shares” is defined in the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Requesting Holder” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Deadline” is defined in Section 2.1.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.1.

“Founder Shares” is defined in the recitals to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Holders” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“IVC” means Investcorp International, Inc.

“MasTec” means MasTec, Inc., a Florida corporation.

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“Maximum Number of Shares” is defined in Section 2.2.4.

“Misstatement” is defined in Section 3.1.13.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 7.3.

“Option Securities” is defined in Section 2.2.4.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of the Company.

“Private Placement Warrants” is defined in the recitals to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registrable Securities” means (i) the Private Placement Warrants (or underlying securities), (ii) the Working Capital Warrants (or underlying securities), (iii) the Founder Shares, (iv) the Business Combination Shares, and (v) any other shares of Common Stock, including any shares of Common Stock underlying any Preferred Stock, Right, Warrant, Unit or other equity, equity-linked or debt security of the Company held by a Holder as of the date hereof or hereafter acquired. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any such securities or as the result of any split, combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) solely with respect to any Holder who, when taken together in the aggregate with such Holder’s affiliates, beneficially owns less than 50,000 Registrable Securities (subject to adjustment for stock splits, stock dividends and similar events) and who is not as of the relevant date of determination, and for the 90 days immediately preceding such date has not been, an affiliate of the Company, when all of the Registrable Securities beneficially owned by such Holder and its affiliates are freely saleable by such Holder and its affiliates under Rule 144 in a single transaction without volume or manner of sale limitations and without being subject to current public information requirements or other restrictions.

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“Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

“Release Date” means, (i) (A) with respect to the Business Combination Shares held by a TPx Holder immediately following the Closing (as such term is defined in the Business Combination Agreement), 12 months after the date of the Closing (as such term is defined in the Business Combination Agreement) or (B) if the Release Date with respect to any portion of the Founder Shares (as defined in the immediately following clause (ii)) occurs on a date (the “Early Release Date”) prior to the Release Date for the Business Combination Shares set forth in the foregoing clause (i)(A), the “Release Date” with respect to a percentage of each TPx Holder’s Business Combination Shares equal to the percentage of aggregate Founder Shares released on such Early Release Date shall be deemed to be the Early Release Date, and (ii) with respect to any Founder Shares, the date on which such Founder Shares are required to be disbursed from escrow pursuant to Section 3 of that certain Stock Escrow Agreement, dated as of July 27, 2017, by and among the Company, the Initial Holders and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 thereto dated as of even date herewith.

“Requesting Holder” is defined in Section 2.1.5(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Right” means a right to receive 1/10 of a share of Common Stock upon the consummation of a Business Combination (as defined in the Third Amended and Restated Certificate of Incorporation of the Company).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” means any Holder electing to sell any of its Registrable Securities in a Registration.

“TPx Holders” means the recipients of Business Combination Shares in connection with the Business Combination Agreement.

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“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement or such other Registration Statement filed by the Company pursuant to Section 2.1, as amended or supplemented, including, without limitation, a Block Trade.

“Unit” means one share of Common Stock, one Right and one-half of one Warrant.

“Unit Purchase Option” is defined in Section 2.2.4.

“Warrant” means a warrant to purchase shares of Common Stock, exercisable for one share of Common Stock at a price of $11.50 per share.

“Working Capital Warrants” means any warrants (including the shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder.

2.           REGISTRATION RIGHTS.

2.1         Resale Shelf Registration Rights.

2.1.1        Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the date of this Agreement, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or, if Form S-3 is not then available to the Company, on Form S-1 or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the expiration of the Effectiveness Period. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 6.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

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2.1.2        Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3        Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 2.1.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 Shelf and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.1.4        Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

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2.1.5       Demand Takedown.

(a)         If the Company shall receive a request from (x) the Holders of at least 1,000,000 shares of Registrable Securities, provided that, unless the request relates to the sale of all remaining Registrable Securities held by such holders, the estimated market value of the Registrable Securities is at least $10,000,000 (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect an Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof (which, for the avoidance of doubt, may be an underwritten Block Trade), then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) within five (5) Business Days after receiving such Demand Takedown to the other Holders and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)       subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii)      subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any Selling Holders have requested the Company to offer by request received by the Company within seven (7) Business Days after such Holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)         Promptly after the expiration of the seven (7) Business Day-period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

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(c)           The Company shall only be required to effectuate one Underwritten Takedown within any three (3) month period.

(d)           If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders).

2.1.6       Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.2         Demand Registration.

2.2.1       Request for Registration. At any time and from time to time on or after (i) the date hereof with respect to the Private Placement Warrants (or underlying securities), Working Capital Warrants (or underlying securities) and Registrable Securities not described in the following clause (ii) or (ii) three months prior to the applicable Release Date with respect to the Founder Shares or Business Combination Shares, (a) the holders of a majority-in-interest of such Founder Shares, Working Capital Warrants (or underlying securities) or Private Placement Warrants (or underlying securities), as the case may be, held by such Holders (other than MasTec), (b) the holders of a majority-in-interest of such Business Combination Shares held by such Holders, or (c) MasTec (as applicable, the “Demanding Holder”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each, a “Demand Requesting Holder”) shall so notify the Company within ten (10) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holder and the Demand Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1, to be effected by the Company as soon as reasonably practicable, but in no event later than 60 days after receipt of such Demand Registration. The Company shall not be obligated to effect more than an aggregate of (i) two (2) Demand Registrations under clause (a) of this Section 2.1.1, (ii) four (4) Demand Registrations under clause (b) of this Section 2.2.1, and (iii) one (1) Demand Registration under clause (c) of this Section 2.2.1. Notwithstanding anything to the contrary, EarlyBirdCapital, Inc. and its designees may only make a demand on one occasion and only in the five-year period beginning on the effective date of the registration statement on Form S-1 filed with the Commission in connection with the Company’s initial public offering. For the avoidance of doubt, a Demand Registration initiated under one of clauses (a), (b) or (c) of this Section 2.2.1 will not count as a Demand Registration effected under any of the other such clauses, notwithstanding that any holder of Registrable Securities and having demand registration rights under any of such other clauses elects to participate in such Demand Registration pursuant to their participation rights under this paragraph.

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2.2.2       Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders who initiated such Demand Registration thereafter affirmatively elect to continue the offering and notify the Company in writing, but in no event later than five (5) days of such election; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3       Underwritten Offering. If MasTec (in the case of a Demand Registration initiated by MasTec) or a majority-in-interest of the other Demanding Holders who initiate a Demand Registration so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering (which, for the avoidance of doubt, may be an underwritten Block Trade). In such event, the right of any holder to include its Registrable Securities in such Registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in reasonable and customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.2.4       Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and Demand Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and Demand Requesting Holders (if any) (pro rata in accordance with the number of shares that each such Demanding Holder and Demand Requesting Holders (if any) has requested be included in such Registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of holders exercising their rights to Register their Registrable Securities pursuant to Section 2.3; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iv) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities registrable pursuant to the terms of the Unit Purchase Option issued to EarlyBirdCapital, Inc. or its designees in connection with the Company’s initial public offering (the “Unit Purchase Option” and such registrable securities, the “Option Securities”) as to which Piggy-Back Registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares and (v) to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

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2.2.5       Withdrawal. A Demanding Holder, a Demand Requesting Holder or a Requesting Holder may elect to withdraw all or a portion of its Registrable Securities included in a Demand Registration or an Underwritten Takedown for any reason or no reason at all by giving written notice to the Company and/or the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2.

2.3         Piggy-Back Registration.

2.3.1       Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.2), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) filed pursuant to any Subscription Agreement (as such term is defined in the Business Combination Agreement), then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days (or in the case of a Block Trade, five (5) Business Days) before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to Register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in reasonable and customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. Notwithstanding anything to the contrary, EarlyBirdCapital, Inc. and its designees may exercise its rights under this section only in the seven-year period beginning on the effective date of the registration statement on Form S-1 filed with the Commission in connection with the Company’s initial public offering.

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2.3.2       Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.3, and the shares of Common Stock, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such Registration:

(a)           If the Registration is undertaken for the Company’s account: (A) the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders pursuant to Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

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(b)           If the Registration is a “demand” registration undertaken at the demand of holders of Option Securities, (A) the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders under Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; and (D) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c)           If the Registration is a “demand” registration undertaken at the demand of persons or entities other than the holders of Registrable Securities or Option Securities, (A) the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders under Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; (D) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities comprised of Registrable Securities and Option Securities, Pro Rata, as to which Registration has been requested pursuant to the terms hereof and the Unit Purchase Option, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (E) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3       Withdrawal. Any Holder of Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own good faith determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of the Registration Statement in connection with a Piggy-Back Registration. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

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2.3.4       Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.4         Block Trades. Notwithstanding any other provision of this Section 2, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Section 2, the Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

3.           REGISTRATION PROCEDURES.

3.1         Filings; Information. Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1       Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within thirty (30) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on Form S-3, if then available to the Company for such Registration, or if Form S-3 is not then available to the Company for such Registration, then on any other form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be Registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chairman of the Board of Directors or President of the Company stating that Adverse Disclosure would be required to be set forth in such Registration Statement; provided, further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once and more than a total of ninety (90) days in any 365-day period in respect of Demand Registrations hereunder.

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3.1.2       Copies; Participation. The Company shall, at least five (5) Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such Registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such Registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders. The Company shall permit a representative of any Holder of Registrable Securities included in such Registration and any attorney or accountant retained by such Holder to participate, at such Holder’s sole cost and expense, in the preparation of any Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each such person or entity access to its books and records and such opportunities to discuss the business, finances and accounts of the Company with the Company’s officers, directors and independent public accountants who have certified the Company’s financial statements as shall be necessary, in the opinion of such Holders’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file any Registration Statement or Prospectus, or amendment or supplement thereto, to which a Holder of Registrable Securities included in such Registration shall have reasonably objected on the grounds that any portion(s) of such Registration Statement or Prospectus or supplement or amendment thereto does not comply in all material respects with the applicable requirements of the Securities Act or the rules and regulations thereunder.

3.1.3       Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4       Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

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3.1.5       Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be Registered with or approved by such other governmental authorities or securities exchanges, including the Nasdaq Capital Market, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6       Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in reasonable and customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such Registration Statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7       Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

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3.1.8       Selection of Underwriters. In connection with any Registration effected by or at the direction of Holders pursuant to this Agreement, the Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in any Registration shall have the right to select an Underwriter or Underwriters in connection with such Registration, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with a Registration pursuant to this Agreement, the Company shall enter into customary agreements (including an underwriting agreement in reasonable and customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Registration, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

3.1.8.       Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9.       Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10.     Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11.     Listing. The Company shall use its best efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such Registration.

3.1.12.     Transfer Agent. The Company shall provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

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3.1.13.     Misstatements. The Company shall notify the holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (a “Misstatement”), and then to correct such Misstatement.

3.2         Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Registration Statement or Prospectus required to be filed pursuant to this Agreement, and any amendment or supplement relating thereto, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which the Common Stock is then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such Registration; and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such Registration; provided that if any Registrable Securities included in such Registration are held by MasTec then such counsel shall be reasonably acceptable to MasTec. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.3           Information. The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.4           Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.5           Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement or of the happening of any event of the kind described in Section 3.1.4(iv), each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure (as defined below) or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, as promptly as practicable after their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the board of directors of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

3.6           Other Covenants and Obligations. As long as any Holder shall own Registrable Securities: (a) the Company will not file any Registration Statement or Prospectus included therein or any other filing or document with the Commission which refers to any Holder of Registrable Securities as a selling securityholder by name or otherwise without the prior written approval of such Holder; (b) the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act; (c) the Company further covenants that it shall take such further action as any holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions; and (d) upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with the requirements set forth in the foregoing clauses (b) and (c).

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4.           INDEMNIFICATION AND CONTRIBUTION.

4.1         Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, equityholders, attorneys, advisors and agents, and each person or entity, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each Holder of Registrable Securities (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, actions, claims, proceedings (whether commenced or threatened), damages or liabilities, whether joint or several (collectively, “Losses”), arising out of or based upon any Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement, preliminary Prospectus, final Prospectus or summary Prospectus, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such Losses, except, with respect to any Holder of Registrable Securities, to the extent such Holder of Registrable Securities is liable to indemnify the Company for such Losses pursuant to Section 4.2. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2         Indemnification by Holders of Registrable Securities. Each Selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Selling Holder and the Company has required all Selling Holders to provide such an undertaking on the same terms, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other Selling Holder and each other person, if any, who controls another Selling Holder or such underwriter within the meaning of the Securities Act, against any Losses, insofar as such Losses arise out of or are based upon any Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement thereto, if the Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other Selling Holder for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Loss. Each Selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be proportional to and limited to the amount of any net proceeds actually received by such Selling Holder in connection with the sale of Registrable Securities under a Registration Statement from which such Losses arise. Each Selling Holder of Registrable Securities shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.3         Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Loss; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, in addition to local counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of any Losses for which the Indemnified Party seeks indemnification hereunder if such settlement or judgment includes any non-monetary remedies, requires an admission of fault or culpability on the part of the Indemnified Party or does not include an unconditional release from all liability of the Indemnified Party in respect of such Losses.

4.4         Contribution.

4.4.1       If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Loss. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party (in the case of a Holder, such Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement.

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4.4.2       The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any Loss referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5         Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5.           RULE 144. The Company covenants that it shall timely file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as may be required or as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.           LOCK-UP.

6.1         Lock-Up. Each Holder agrees that, during the period commencing on the date hereof and ending on the applicable Release Date, the Holder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any applicable portion of Founder Shares or Business Combination Shares owned by him, her or it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any applicable portion of Founder Shares or Business Combination Shares owned by him, her or it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Company agrees that upon the occurrence of an Early Release Date, it shall notify each TPx Holder that such Early Release Date has occurred as promptly as practicable.

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6.2         Exceptions. The provisions of Section 6.1 shall not apply to:

6.2.1	transactions relating to shares of Common Stock acquired in open market transactions;

6.2.2	transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

6.2.3	transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

6.2.4	transfers by will or intestate succession upon the death of the undersigned;

6.2.5	the transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

6.2.6	if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned, or (iii) transfers or distributions of shares of Common Stock or other equity securities of the Company by IVC or its affiliates to clients of IVC or such affiliates;

6.2.7	transfers to the Company’s officers, directors or their affiliates;

6.2.8	pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); and

6.2.9	pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Lock-Up Agreement shall remain subject to this Lock-up Agreement.

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provided, that in the case of any transfer or distribution pursuant to Sections 6.2.2 through 6.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

7.           MISCELLANEOUS.

7.1         Other Registration Rights. The Company represents and warrants that, except as set forth in any Subscription Agreement, no person, other than a holder of the Registrable Securities and the representative of the underwriters of the Company’s initial public offering, has any right to require the Company to Register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any Registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person. Further, the Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities and the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2         Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

7.3         Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, e-mail, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

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To the Company:

Pensare Acquisition Corp.
1720 Peachtree Street
Suite 629
Atlanta, GA 30309
Attn: Chief Executive Officer

with a copy to:

Greenberg Traurig, LLP
The MetLife Building, 200 Park Avenue
New York, NY 10166
Attn: Alan Annex, Esq.

To EarlyBirdCapital, Inc.:

EarlyBirdCapital, Inc.
One Huntington Quadrangle, Suite 4C18
Melville, New York 11747
Attn: Eileen Moore

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attn: David Alan Miller, Esq.
Fax No.: (212) 818-8881

To MasTec:

MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, FL 33134
Attn:  Chief Financial Officer

   General Counsel

with a copy to:

Holland & Knight LLP
701 Brickell Avenue
Miami, FL 33131
Attn: Ira N. Rosner, Esq.
Email: ira.rosner@hklaw.com

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To the TPx Holders:

c/o Investcorp International, Inc.
280 Park Avenue
New York, NY 10017
Attn: David Tayeh; Anand Radhakrishnan
E-mail: dtayeh@Investcorp.com; aradhakrishnan@Investcorp.com with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Sean Griffiths

Email: sgriffiths@gibsondunn.com

To all other Holders, to such address as set forth beneath such Holder’s signature on the signature page hereto.

7.4         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

7.6         Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Agreement.

7.7         Modifications and Amendments. Upon the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities (including MasTec and IVC if such party then holds Registrable Securities) at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder of Registrable Securities, solely in its capacity as a holder of the shares of Common Stock of the Company, in a manner that is materially different from the other Holders of Registrable Securities (in such capacity) shall require the consent of the Holder so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof (i) of the definition of “Release Date” with respect to the Founder Shares or the terms of Section 6.1 or Section 6.2 in respect of the Founder Shares and/or (ii) that adversely affects the IVC Holders in a manner that is adverse and different from the other Holders, shall require the consent of IVC. No course of dealing between any holders of Registrable Securities or the Company and any other party hereto or any failure or delay on the part of a holder of Registrable Securities or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder of Registrable Securities or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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7.8         Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.9         Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.10       Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the applicable holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.11       Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

7.12       Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holders in the negotiation, administration, performance or enforcement hereof.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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GDC DRAFT – 1/31/19

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

PENSARE ACQUISITION CORP.,
a Delaware corporation

By:
Name: Darrell J. Mays
Title: Chief Executive Officer

HOLDERS:[1]

PENSARE SPONSOR GROUP, LLC,
a Delaware limited liability company

By:
Name: Darrell J. Mays
Title: Managing Member

MASTEC, INC.,
a Florida corporation

By:
Name: Paul DiMarco
Title: Senior Vice President and Treasurer

EARLYBIRDCAPITAL, INC.
a Delaware corporation

By:
Name: Steven Levine
Title: Chief Executive Officer

By:
Name: Klaas Baks

By:
Name: Suzanne Shank

By:
Name: Dennis Lockhart

1 NTD: Signatures for TPx holders to be added.

[Signature Page to Registration Rights Agreement]

By:
Name: U. Bertram Ellis, Jr.

By:
Name: Karl Krapek

By:
Name: Rayford Wilkins, Jr.

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EXHIBIT D

Investor Rights Agreement

See attached.

FORM OF INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of [●], 2019 (the “Effective Date”), by and between TPx Corp. (f/k/a Pensare Acquisition Corp.), a Delaware corporation (the “Company”), and Investcorp International, Inc., a Delaware corporation (“Investcorp”). Each capitalized term used and not otherwise defined herein shall have the meaning set forth in Article V.

WHEREAS, pursuant to that certain Business Combination Agreement, dated January 31, 2019, by and among the Company, Tango Merger Sub Corp., and U.S. Telepacific Holdings Corp. (the “Business Combination Agreement”), certain of the stockholders and management personnel of U.S. Telepacific Holdings Corp. (the “Investcorp Group”) are receiving, collectively, [●] shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and Investcorp desire to set forth certain understandings between the Company and Investcorp, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

COVENANTS, REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other party and acknowledges that: (a) the execution, delivery and performance of this Agreement have been duly authorized by such party and do not require such party to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such party or other governing documents or any agreement or instrument to which such party is a party or by which such party is bound; (b) such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder; and (c) this Agreement is valid, binding and enforceable against such party in accordance with its terms, subject to the Remedies Exceptions (as such term is defined in the Business Combination Agreement).

Article II

BOARD OF DIRECTORS; VOTING

Section 2.1          Board Composition. As of the date hereof, one of the members of the Board1 shall be a representative nominated or appointed by Investcorp on behalf of the Investcorp Group (the “Investcorp Director”). The Investcorp Director shall be a Class III Director pursuant to the Second Amended and Restated Certificate of Incorporation of the Company.

[1]	Note to Draft: The parties to revisit, prior to the closing date, if the ownership stake of the Investcorp Group at closing, when combined with the size of the Pensare board, yields proportional board representation of a greater number of board seats.

Section 2.2          Vacancies. To the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s Governing Documents, during the initial term of the Class III Directors of approximately three (3) years following the date hereof (the “Initial Term”), for so long as the Investcorp Group beneficially owns or holds a number of shares of Common Stock representing at least 5% of the outstanding Common Stock, Investcorp shall have the exclusive right to nominate for election to the Board directors to fill any vacancy created by reason of death, removal or resignation of the Investcorp Director during the Initial Term, and the Board and Investcorp shall take all Necessary Action to cause any such vacancy to be filled by a replacement director nominated by Investcorp during the Initial Term as promptly as reasonably practicable. For the avoidance of doubt, Investcorp shall have no right to nominate or appoint any director to the Board upon the expiration of the Initial Term of the Class III Directors following the date hereof.

Section 2.3          Board Meeting Expenses. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by the Investcorp Director in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of the Company’s Subsidiaries and/or any of their respective committees, in each case in accordance with the Company’s policies applicable to directors generally as in effect from time to time.

Section 2.4          Indemnification.

(a)          The Company shall obtain customary director and officer indemnity insurance on reasonable terms for so long as the Investcorp Director serves on the Board, and upon removal or resignation of any Investcorp Director for any reason, the Company shall use commercially reasonable efforts to extend such director and officer indemnity insurance coverage for a period of not less than six years from the date of any such event in respect of any acts or omissions occurring at or prior to the date of such event. For so long as the Investcorp Director serves on the Board, the Company shall use commercially reasonable efforts to not allow any amendment, alteration or repeal of any right to indemnification or exculpation covering or benefiting any Investcorp Director to the extent consistent with applicable law (except to the extent such amendment, alteration or repeal permits the Company to provide broader or more favorable indemnification or exculpation rights).

(b)          The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Investcorp or one or more of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby: (a) agrees that the Company and any of its Subsidiaries that provides indemnification shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary); (b) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Fund Indemnitor or its insurers; and (c) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

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Section 2.5          Corporate Opportunity. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Investcorp Director or any Exempted Person (as defined below), and to the extent permitted by applicable law, each of the Investcorp Director, Investcorp and the investment funds affiliated with or managed by Investcorp and their respective successors and affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Company (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Company operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

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Article III

INFORMATION; ACCESS

Section 3.1          Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as Investcorp has the right to designate at least one director for nomination to the Board under this Agreement, the Company shall deliver to Investcorp an unaudited balance sheet of the Company as of the last day of each of the first three fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

Section 3.2          Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as Investcorp has the right to designate at least one director for nomination to the Board under this Agreement, the Company shall deliver to Investcorp an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year, including any related notes thereto.

Section 3.3          Access. For so long as Investcorp has the right to designate at least one director for nomination to the Board under this Agreement, the Company shall, and shall cause its Subsidiaries to, permit Investcorp and its respective designated representatives (subject to any such representative having entered into a customary confidentiality agreement with, and in form and substance reasonably acceptable to, the Company), at reasonable times and upon reasonable prior notice to the Company, to review the books, records, contracts and agreements of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information if and to the extent that it reasonably and in good faith believes that the disclosure of such information would adversely affect the attorney-client privilege between the Company and its counsel.

Section 3.4          Confidentiality. The Company’s obligations under this Article III are subject to Investcorp entering into a customary confidentiality agreement with the Company, in form and substance reasonably satisfactory to the Company (the “Confidentiality Agreement”). In addition, Investcorp acknowledges that certain of the Company’s securities are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that certain of the Company’s securities are publicly traded. Accordingly, without limiting any of Investcorp’s other obligations under the Confidentiality Agreement, Investcorp agrees that so long as it possesses information about the Company or its Subsidiaries that is “material non-public information” (“MNPI”) for purposes of the Securities Act of 1933, as amended, and the Exchange Act, and the rules and regulations promulgated thereunder, including Regulation FD, Investcorp shall comply with the applicable securities laws governing use of MNPI.

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ARTICLE IV

DEFINITIONS

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by legal requirements to close.

“Company Stock” means the shares of Common Stock and any other shares of capital stock of the Company from time to time outstanding.

“Governing Documents” with respect to the Company and any of its Subsidiaries, means, collectively, such Person’s certificate of incorporation, certificate of formation, bylaws, operating agreement or similar governing documents.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation: (a) voting or providing a written consent or proxy with respect to the Company Stock; (b) causing the adoption of amendments to the Governing Documents; (c) executing agreements and instruments; and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which: (a) if a corporation, a majority of the total voting power of units of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

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Article V

MISCELLANEOUS

Section 5.1          Amendment and Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties.

Section 5.2          Freedom to Pursue Opportunities. The Company acknowledges and understands that Investcorp and its respective Affiliates, including the Investcorp Director, from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict Investcorp, any of its Affiliates, including the Investcorp Director, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and the Company hereby waives, in perpetuity, any and all claims that it now has or may have in the future, and agree not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

Section 5.3          Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 5.4          Entire Agreement. Except as otherwise expressly set forth herein, this document and the documents referenced herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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Section 5.5          Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Investcorp and its respective successors and assigns, so long as they hold Company Stock.

Section 5.6          Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 5.7          Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and Investcorp shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

Section 5.8          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Company, to:

Pensare Acquisition Corp.
1720 Peachtree Street, Suite 629
Atlanta, GA 30309
Attention: Dr. Robert Willis
Email: rw@pensaregrp.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

if to Investcorp, to:

Investcorp International, Inc.

280 Park Avenue

36th Floor

New York, New York 10017

Attention: David Tayeh; Anand Radhakrishnan

Email: dtayeh@Investcorp.com; aradhakrishnan@Investcorp.com

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Sean Griffiths

Email: sgriffiths@gibsondunn.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 5.9          Governing Law. This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement or the validity, interpretation, breach or termination of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 5.10        Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the day and year first above written.

PENSARE ACQUISITION CORP

By:
Name:
Title:

INVESTCORP INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to the Investor Rights Agreement]